Exhibit 2.1

INTEREST PURCHASE AGREEMENT

BY AND AMONG

LENDINGCLUB CORPORATION

SPRINGSTONE FINANCIAL, LLC

THE SELLERS

AND

JAMES P. DONOVAN, AS THE PPS AGENT

DATED AS OF APRIL 17, 2014

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

A:	Definitions

B-1:	Form of Holder Stock Transfer Agreement

B-2:	Form of PPS Stockholder Stock Transfer Agreement

C:	Form of Amended and Restated Company LLC Agreement

D:	Form of Legal Opinion (Company)

E:	Form of FIRPTA Notice

F:	Form of Escrow Agreement

Schedules

Schedule A:	Certain Goodwill Escrow Fund Definitions
Schedule 7.2(a)(x):	Certain Indemnity Limitations

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 17, 2014 (the “Agreement Date”), by and among LendingClub Corporation, a Delaware corporation (“Purchaser”), Springstone Financial, LLC, a Delaware limited liability company (the “Company”), Premier Payment Solutions, Inc., a Massachusetts corporation (“PPS”), NBT Capital Corp., a New York corporation (“NBT” and together with PPS, the “Sellers”) and James P. Donovan as the PPS Agent (the “PPS Agent”). Certain other capitalized terms used herein are defined in Exhibit A.

RECITALS

A.	The Sellers are (1) the sole parties to that certain Limited Liability Company Agreement of the Company, dated as of December 19, 2006 (the “Company LLC Agreement”), and (2) collectively, the legal and beneficial owners of 100% of the Interest (as defined in the Company LLC Agreement) in the Company.

B.	Purchaser desires to purchase from the Sellers, and the Sellers desire to sell, transfer and deliver to Purchaser, upon the terms and subject to the conditions set forth herein, 100% of the Interest (the “Purchase”).

C.	Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each Seller has executed a stock transfer and investor representation letter in substantially the form attached hereto as Exhibit B-1 (the “Holder Stock Transfer Agreement”), and prior to and effective upon the Closing, each PPS Stockholder shall execute a stock transfer and investor representation letter in substantially the form attached hereto as Exhibit B-2 (the “PPS Stockholder Stock Transfer Agreement” and, together with the Holder Stock Transfer Agreements, the “Stock Transfer Agreements”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE PURCHASE

1.1 The Purchase.

(a) The Purchase; Purchase Consideration. Upon the terms and subject to the conditions set forth herein, at the Closing, each Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from such Seller, all of the Interest owned by such Seller as of immediately prior to the Closing, in exchange for the following (collectively, the “Purchase Consideration”):

(i)

(A) in the case of PPS, an amount of cash equal to $88,383,333.57, of which, at the Closing:

(I) $70,832,997.99 shall be paid to PPS;

(II) $14,108,825.60 shall be withheld and deposited with the Escrow Agent as comprising a portion of the PPS Indemnity Escrow Fund to be held and distributed pursuant to Article VII; and

(III) $3,518,335.58 shall be withheld and deposited with the Escrow Agent at the Closing as comprising a portion of the Goodwill Escrow Fund to be held and distributed pursuant to Section 1.1(c); and

(B) in the case of NBT, an amount of cash equal to $24,857,812.57, of which, at the Closing:

(I) $19,657,812.57 shall be paid to NBT; and

(II) $5,219,206.40 shall be withheld and deposited with the Escrow Agent as comprising the NBT Indemnity Escrow Fund to be held and distributed pursuant to Article VII; and

(ii)

(A) in the case of PPS, 1,086,191 shares of Purchaser Stock, of which, at the Closing:

(I) 674,835 shares of Purchaser Stock shall be withheld and deposited with the Escrow Agent as comprising a portion of the Goodwill Escrow Fund to be held and distributed pursuant to Section 1.1(c); and

(II) 411,356 shares of Purchaser Stock shall be withheld and deposited with the Escrow Agent as Dual Escrow Stock, which shall comprise a portion of both the PPS Indemnity Escrow Fund and the Goodwill Escrow Fund, to be held and distributed pursuant to Article VII and Section 1.1(c); and

(B) in the case of NBT, 135,774 shares of Purchaser Stock issued in the name of NBT at the Closing;

(iii) in the case of PPS only, the right to receive certain distributions from the Goodwill Escrow Fund pursuant to Section 1.1(c);

(iv) in the case of PPS only, the right to receive certain distributions from the PPS Indemnity Escrow Fund pursuant to Article VII; and

(v) in the case of NBT only, the right to receive certain distributions from the NBT Indemnity Escrow Fund pursuant to Article VII.

Purchaser is permitted and authorized to rely on the allocation set forth in the Spreadsheet with respect to the payment and issuance, as applicable, of the Purchase Consideration and shall have no responsibility or liability with respect to such allocation.

(b) Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Purchase (the “Closing”) shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as Purchaser and the Company agree, at (i) 10:00 a.m. local time on the Agreement Date or (ii) such other time and date as Purchaser and the Company agree. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”

(c) Goodwill Escrow.

(i) Purpose. The purpose of the Goodwill Escrow Fund (as defined below) is to acknowledge that the Purchaser is purchasing the goodwill of the Company and, further, to acknowledge the Founders’ role in the creation of such goodwill. The parties hereto acknowledge that it would be of significant benefit to Purchaser for the Founders to remain with the Company for the Goodwill Escrow Period (as defined below) as provided herein in order to assist in the transition and maintenance of the level of goodwill that the Purchaser is hereby purchasing and to allow the Purchaser to fully exploit the value of such goodwill.

(ii) Regular Distributions.

(A) The cash deposited by Purchaser with the Escrow Agent pursuant to Section 1.1(a)(i)(A)(III) and shares of Purchaser Stock deposited with the Escrow Agent pursuant to Section 1.1(a)(ii)(A)(I) and Section 1.1(a)(ii)(A)(II), together with any stock resulting from splits of any such shares of Purchaser Stock or Dual Escrow Stock, and subject to any reductions thereto pursuant to Section 1.1(c)(iii), Section 1.1(c)(iv) or Article VII, and held by the Escrow Agent from time to time is referred to herein as the “Goodwill Escrow Fund.” The Goodwill Escrow Fund shall be governed by this Agreement and the Escrow Agreement. PPS shall have no voting or dividend rights with respect to shares of Purchaser Stock that are Dual Escrow Stock or otherwise in the Goodwill Escrow Fund or the PPS Indemnity Escrow Fund.

(B) Subject to Section 1.1(c)(iii), Section 1.1(c)(iv) and Section 1.1(c)(v), within five Business Days following the expiration of the period commencing on the Closing and ending 12 months following the Closing Date, the PPS Agent and Purchaser shall jointly instruct the Escrow Agent to distribute to PPS an amount of cash and a number of shares of Purchaser Stock having an aggregate value (based on the Purchaser Stock Price) equal to 40% of the aggregate value (based on the Purchaser Stock Price) of the cash and shares of Purchaser Stock then in the Goodwill Escrow Fund; provided that, to the maximum extent possible, such distribution shall comprise (I) first, shares of Purchaser Stock that are not shares of Dual Escrow Stock, (II) second, shares of Dual Escrow Stock and (III) third, cash.

(C) Subject to Section 1.1(c)(iii), Section 1.1(c)(iv) and Section 1.1(c)(v), within five Business Days following the expiration of the period commencing on the Closing and ending 24 months following the Closing Date, the PPS Agent and Purchaser shall jointly instruct the Escrow Agent to distribute to PPS an amount of cash and a number of shares of Purchaser Stock having an aggregate value (based on the Purchaser Stock Price) equal to two-thirds of the aggregate value (based on the Purchaser Stock Price) of the cash and shares of Purchaser Stock then in the Goodwill Escrow Fund; provided that, to the maximum extent possible, such distribution shall comprise (I) first, shares of Purchaser Stock that are not shares of Dual Escrow Stock, (II) second, shares of Dual Escrow Stock and (III) third, cash.

(D) Subject to Section 1.1(c)(iii), Section 1.1(c)(iv) and Section 1.1(c)(v), within five Business Days following the expiration of the period commencing on the Closing and ending 36 months following the Closing Date (the “Goodwill Escrow Period”), the PPS Agent and Purchaser shall jointly instruct the Escrow Agent to distribute to PPS all cash and shares of Purchaser Stock then in the Goodwill Escrow Fund.

(iii) Reductions to Goodwill Escrow Fund.

(A) Bad Leaver. Subject to Section 1.1(c)(iv), if any Founder is terminated by Purchaser, the Company or their respective successors or Affiliates with Cause or resigns without Good Reason, Purchaser shall promptly instruct the Escrow Agent (with a copy to the PPS Agent) to remove the Applicable Distribution Amount from the Goodwill Escrow Fund and deposit the Applicable Distribution Amount in a separate fund held at the Escrow Agent (the “Pending Goodwill Escrow Distribution Fund”).

(B) Good Leaver. Subject to Section 1.1(c)(iv) and Section 1.1(c)(v), if any Founder is terminated by Purchaser, the Company or their respective successors or Affiliates without Cause or resigns with Good Reason, the PPS Agent shall promptly instruct the Escrow Agent (with a copy to Purchaser) to remove the Applicable Distribution Amount from the Goodwill Escrow Fund and deposit the Applicable Distribution Amount in the Pending Goodwill Escrow Distribution Fund. Subject to Section 1.1(c)(v), if any Founder experiences death or Permanent Disability, Purchaser and the PPS Agent shall jointly instruct the Escrow Agent to distribute the Applicable Distribution Amount to PPS within eight days of such event and, upon such distribution, the Goodwill Escrow Fund shall be reduced by the Applicable Distribution Amount.

(C) “Applicable Distribution Amount” means:

(I) after the first Founder is terminated or resigns during the Goodwill Escrow Period, (x) an amount of cash equal to one-third of all cash and (y) a number of shares of Purchaser Stock equal to one-third of the aggregate number of shares of Purchaser Stock (including shares of Dual Escrow Stock) then in the Goodwill Escrow Fund, which number of shares shall include one-third of the aggregate number of shares of Dual Escrow Stock then in the Goodwill Escrow Fund;

(II) after the second Founder is terminated or resigns during the Goodwill Escrow Period, (x) an amount of cash equal to 50% of all cash and (y) a number of shares of Purchaser Stock equal to 50% of the aggregate number of shares of Purchaser Stock (including shares of Dual Escrow Stock) then in the Goodwill Escrow Fund, which number of shares shall include 50% of the aggregate number of shares of Dual Escrow Stock then in the Goodwill Escrow Fund; and

(III) after the third Founder is terminated or resigns during the Goodwill Escrow Period, all cash and all shares of Purchaser Stock (including all shares of Dual Escrow Stock), in each case then in the Goodwill Escrow Fund.

(iv) Resolution of Pending Goodwill Escrow Distribution Funds.

(A) Either Purchaser or the PPS Agent may, within 60 days of a termination or resignation of a Founder, initiate a Dispute in accordance with Section 8.13 to determine whether such termination was with or without Cause or whether such resignation was with or without Good Reason, as applicable (a “Goodwill Escrow Dispute”).

(B) Subject to Section 1.1(c)(v), in the event that Purchaser or the PPS Agent initiates a Goodwill Escrow Dispute within such 60-day period, the determination of the arbitrator or the agreement of Purchaser and the PPS Agent after mediation, as applicable pursuant to Section 8.13, with respect to whether such termination was with or without Cause or whether such resignation was with or without Good Reason, as applicable, shall be final and binding on the parties hereto and the PPS Stockholders. Following the final determination of the Goodwill Escrow Dispute by such arbitrator or by the agreement of Purchaser and the PPS Agent after such mediation, as applicable pursuant to Section 8.13, Purchaser (in the event that such termination was determined or so agreed by Purchaser and the PPS Agent to be with Cause or such resignation was determined or so agreed by Purchaser and the PPS Agent to be without Good Reason) or the PPS Agent (in the event that such termination was determined or so agreed by Purchaser and the PPS Agent to be without Cause or such resignation was determined or so agreed by Purchaser and the PPS Agent to be with Good Reason) shall be entitled to deliver a written instruction to the Escrow Agent to distribute the cash and shares of Purchaser Stock in the Pending Goodwill Escrow Distribution Fund and the Escrow Agent shall promptly distribute such cash and stock in accordance with such instruction.

(C) In the event that neither Purchaser nor the PPS Agent initiates a Goodwill Escrow Dispute within such 60-day period, Purchaser (in the case of a termination or resignation described in Section 1.1(c)(iii)(A)) or the PPS Agent (in the case of a termination or resignation described in Section 1.1(c)(iii)(B)) shall be entitled to deliver a written instruction to the Escrow Agent to distribute the cash and shares of Purchaser Stock in the Pending Goodwill Escrow Distribution Fund and the Escrow Agent shall promptly distribute such cash and stock in accordance with such instruction. The election of the PPS Agent not to initiate a Goodwill Escrow Dispute shall be binding upon the parties hereto and the PPS Stockholders.

(D) Upon receipt of a joint written instruction by Purchaser and the PPS Agent at any time, the Escrow Agent shall promptly distribute the cash and shares of Purchaser Stock in the Pending Goodwill Escrow Distribution Fund in accordance with such instruction.

(v) Notwithstanding anything to the contrary in this Section 1.1(c), (A) in the event that any shares of Dual Escrow Stock is otherwise to be distributed to PPS from the Goodwill Escrow Fund pursuant to this Section 1.1(c) at any time that there is any cash or number of shares of Dual Escrow Stock in the PPS Indemnity Escrow Fund, then such shares of Dual Escrow Stock (I) shall not be so distributed to PPS and (II) shall thereafter cease to be shares of Dual Escrow Stock and be deemed solely shares of Purchaser Stock in the PPS Indemnity Escrow Fund, which shares of Purchaser Stock shall be held and distributed pursuant to Article VII and (B) the distribution of any shares of Dual Escrow Stock to Purchaser pursuant to Section 1.1(c)(iv) shall also constitute a distribution to Purchaser of the same number of shares of Purchaser Stock from the PPS Indemnity Escrow Fund.

(vi) Purchaser, the PPS Agent and the Sellers agree to treat (and cause their respective Affiliates to treat) any payment received by Purchaser pursuant to this Section 1.1(c) as adjustments to the Purchase Consideration for all Tax purposes, to the maximum extent permitted by Applicable Law. Purchaser, the PPS Agent and the Sellers agree to treat (and cause their respective Affiliates to treat) Purchaser as the owner for all Tax purposes of the shares of Purchaser Stock and cash held in the Goodwill Escrow Fund until such Purchaser Stock or cash is distributed.

(d) Company LLC Agreement. At the Closing, the Company LLC Agreement shall be amended and restated in its entirety to be in the form attached hereto as Exhibit C (the “Amended and Restated Company LLC Agreement”).

(e) Rights Not Transferable. The rights of the Sellers under this Agreement are personal to each such Seller and shall not be transferable for any reason other than by operation of law, will (including for purposes of any PPS Stockholders’ personal estate planning) or the laws of descent and distribution, in each case without consideration; provided that any such transfer shall not affect any of the obligations of the Sellers hereunder. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void ab initio.

(f) Interest. Notwithstanding anything to the contrary contained herein, no interest shall accumulate for the benefit of the Sellers on any cash payable in connection with the consummation of the Purchase; provided that any cash in the Goodwill Escrow Fund, the PPS Indemnity Escrow Fund and/or the NBT Indemnity Escrow Fund shall accumulate interest and comprise a portion of the Goodwill Escrow Fund, the PPS Indemnity Escrow Fund and/or the NBT Indemnity Escrow Fund, as applicable, as and when such interest accrues. The Escrow Agreement shall provide that (i) any cash in the Goodwill Escrow Fund, the PPS Indemnity Escrow Fund and/or the NBT Indemnity Escrow Fund shall be invested only in securities that are set forth in the Escrow Agreement and (ii) PPS (in the case of the Goodwill Escrow Fund and the PPS Indemnity Escrow Fund) or NBT (in the case of the NBT Indemnity Escrow Fund) shall bear any risk of loss as a result of any such investment.

1.2 Closing Deliveries.

(a) Purchaser Deliveries. Purchaser shall deliver, at or prior to the Closing:

(i) to each of the Sellers, the Amended and Restated Company LLC Agreement, executed by Purchaser;

(ii) to each of the Sellers, the Escrow Agreement, executed by Purchaser and the Escrow Agent;

(iii) to each of the Sellers, a certificate from the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing Date, certifying that Purchaser is in good standing in the State of Delaware;

(iv) to each of the Sellers, a certificate of the Secretary of Purchaser, dated as of the Closing Date, certifying (A) Purchaser’s Certificate of Incorporation and Bylaws in effect as of the Closing, (B) resolutions of Purchaser’s board of directors approving the execution and delivery of this Agreement and the consummation of the Purchase and (C) the authority of the officer of Purchaser executing this Agreement and any other document relating to the Purchase;

(v) to PPS, the cash and shares of Purchaser Stock payable and issuable, respectively, to PPS, and not withheld and deposited with the Escrow Agent, pursuant to Section 1.1(a), which in the case of cash shall be paid in immediately available funds to a bank account provided to Purchaser prior to the Closing; and

(vi) to NBT, the cash and shares of Purchaser Stock payable and issuable, respectively, to NBT, and not withheld and deposited with the Escrow Agent, pursuant to Section 1.1(a) , which in the case of cash shall be paid in immediately available funds to a bank account provided to Purchaser prior to the Closing.

(b) Company Deliveries. The Company shall deliver to Purchaser, at or prior to the Closing:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its president and treasurer, certifying (A) the certificate of formation of the Company (the “Certificate of Formation”) in effect as of the Closing, (B) the limited liability company agreement of the Company in effect as of the Closing, (C) resolutions of the Company’s board of managers and its members approving the execution and delivery of this Agreement and the consummation of the Purchase and (D) the authority of the officer of the Company executing this Agreement and any other document relating to the Purchase;

(ii) the Amended and Restated Company LLC Agreement, executed by each Seller;

(iii) a written opinion from the Company’s outside legal counsel as addressing the matters set forth on Exhibit D, dated as of the Closing Date and addressed to Purchaser;

(iv) written acknowledgments or invoices pursuant to which the Company’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in connection with this Agreement, the Purchase or otherwise, acknowledges or sets forth the total amount of Transaction Expenses that is payable or has been paid to such Person in connection with this Agreement, the Purchase or otherwise;

(v) the Escrow Agreement, executed by the PPS Agent;

(vi) the Holder Stock Transfer Agreement, duly completed and executed by each Seller;

(vii) the PPS Stockholder Stock Transfer Agreement, duly completed and executed by each PPS Stockholder;

(viii) an amendment and restatement of the NBT Bank Agreement, executed by the Company and NBT Bank in a form reasonably acceptable to Purchaser;

(ix) Employment Offer Documents and a Non-Competition Agreement, executed by each Founder;

(x) evidence reasonably satisfactory to Purchaser of the terminations, amendments, consents, waivers and/or approvals set forth on Schedule 1.2(b)(x) of the Company Disclosure Schedule;

(xi) consulting services agreements with each of the developers set forth on Schedule 1.2(b)(xi);

(xii) a certificate from the Secretary of State of the State of Delaware and a certificate from the Secretary of State of the Commonwealth of Massachusetts, each dated as of a recent date prior to the Closing Date, certifying that the Company is in good standing in such state;

(xiii) (A) a spreadsheet (the “Spreadsheet”) in the form provided by Purchaser prior to the Closing and reasonably acceptable to Purchaser and the Company, which spreadsheet is dated as of the Closing Date and sets forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing: (I) the names of all the Sellers and their respective addresses, wire account information and taxpayer identification numbers, (II) the Interest owned by each Seller, (III) the calculation of aggregate cash amounts and number of shares of Purchaser Stock payable and issuable, respectively, to PPS pursuant to Section 1.1(a), (IV) the calculation of aggregate cash amounts and number of shares of Purchaser Stock payable and issuable, respectively, to NBT pursuant to Section 1.1(a), (V) the calculation of the aggregate amount of cash and number of shares of Purchaser Stock (excluding shares of Dual Escrow Stock), if any, to be contributed to the PPS Indemnity Escrow Fund, (VI) the calculation of the aggregate amount of cash to be contributed to the NBT Indemnity Escrow Fund, (VII) the calculation of the amount of cash and number of shares of Purchaser Stock to be contributed to the Goodwill Escrow Fund (excluding shares of Dual Escrow Stock) and (VIII) the calculation of the number of shares of Dual Escrow Stock to be contributed to the Goodwill Escrow Fund and the PPS Indemnity Escrow Fund and (B) a certificate executed by the chief executive officer and chief financial officer of the Company, dated as of the Closing Date, certifying that the Spreadsheet is true, correct and complete;

(xiv) the Company Closing Financial Certificate;

(xv) FIRPTA documentation, consisting of certificates of non-foreign status in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2), in substantially the form attached hereto as Exhibit E, dated as of the Closing Date and executed by each of the Sellers;

(xvi) the certificates or instruments that immediately prior to the Closing represent 100% of the Interest;

(xvii) the Financing Agreements, executed by each Seller; and

(xviii) consent from the Company’s auditors, in a form satisfactory to Purchaser, to the use of the report of the Company’s auditors relating to the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2012 and 2013 in Purchaser’s Form 8-K to be filed with the SEC in connection with the consummation of the Transactions.

Receipt by Purchaser of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2(b) shall not be deemed to be an agreement by Purchaser that the information or statements contained therein are true, correct or complete, and shall not diminish Purchaser’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

1.3 Purchaser Stock Certificates. Any certificates evidencing the shares of Purchaser Stock to be issued pursuant to Section 1.1(a) shall bear the following legends (along with any other legends that may be required under Applicable Law):

“(1) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER

THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(2) THE SHARES EVIDENCED HEREBY ARE SUBJECT TO CERTAIN INDEMNITY AND ESCROW OBLIGATIONS AS SET FORTH IN AN AGREEMENT WITH THE COMPANY.”

1.4 Company Net Working Capital Adjustment.

(a) At the Closing, Purchaser shall deposit an amount of cash equal to any Company Net Working Capital Surplus with the Escrow Agent, 80% of which amount shall be deposited in the PPS Indemnity Escrow Fund and 20% of which shall be deposited in the NBT Indemnity Escrow Fund, in each case to be held and distributed pursuant to this Section 1.4. “Company Net Working Capital Surplus” means the amount, if any, by which the amount of Company Net Working Capital set forth in the Company Closing Financial Certificate exceeds the Company Net Working Capital Target. “Company Net Working Capital Target” means $1,000,000.00.

(b) As soon as reasonably practicable following the Closing, and in any event within 90 days after the Closing, Purchaser shall cause to be prepared and delivered to the PPS Agent a statement (the “Closing Statement”) setting forth Purchaser’s calculation of Company Net Working Capital. After the delivery of the Closing Statement in accordance with this Section 1.4(b), Purchaser shall provide to the PPS Agent and its Representatives such information as they may reasonably request to the extent necessary for the purpose of reviewing the Closing Statement.

(c) Unless the PPS Agent notifies Purchaser in writing within 30 days after Purchaser’s delivery of the Closing Statement in accordance with Section 1.4(b) of any objection to the computations set forth in the Closing Statement (the “Notice of Objection”), together with reasonable supporting detail with respect to the basis of such objection, the Closing Statement and Purchaser’s calculations of Company Net Working Capital shall be final and binding for all purposes hereunder. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein and shall include the PPS Agent’s calculation of any amounts that are disputed by such Notice of Objection (the “Disputed Amounts”).

(d) If the PPS Agent provides the Notice of Objection to Purchaser in accordance with Section 1.4(c), then Purchaser and the PPS Agent shall confer in good faith for a period of up to 30 days following Purchaser’s receipt of the Notice of Objection in an attempt to resolve any Disputed Amounts set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the PPS Stockholders. If, after the 30-day period set forth in this Section 1.4(d), Purchaser and the PPS Agent cannot resolve any matter set forth in the Notice of Objection, then Purchaser and the PPS Agent shall engage an independent accounting firm not affiliated with either Purchaser or the Company (the “Accounting Firm”) to review only the Disputed Amounts that are then still disputed by Purchaser and the PPS Agent. After such review and a review of the Company’s relevant books and records, the Accounting Firm shall promptly (and in any case within 30 days after its engagement) determine the resolution of the Disputed Amounts. The Accounting Firm shall only resolve the Disputed Amounts by choosing the amounts submitted by either Purchaser or the PPS Agent or amounts in between. The Company and the PPS Agent shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Disputed Amounts as the Accounting Firm may request. The resolution of the Disputed Amounts by the Accounting Firm shall be final and binding on the parties hereto and the PPS Stockholders, and the determination of the Accounting Firm shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereover. The date on which Company Net Working Capital is finally determined in accordance with Section 1.4(c) or this Section 1.4(d) is hereinafter referred to as the “Determination Date.”

(e) “Post-Closing NWC Adjustment” means an amount, positive or negative, equal to (x) the amount of Company Net Working Capital as finally determined pursuant to Section 1.4(b), Section 1.4(c) or Section 1.4(d), as the case may be, minus (y) the Company Net Working Capital Baseline. “Company Net Working Capital Baseline” means the Company Net Working Capital Target, except where the amount of Company Net Working Capital set forth in the Company Closing Financial Certificate is less than the amount of the Company Net Working Capital Target, in which case Company Net Working Capital Baseline means the amount of Company Net Working Capital set forth in the Company Closing Financial Certificate.

(i) In the event that the Post-Closing NWC Adjustment is positive and equals or exceeds the Company Net Working Capital Surplus deposited with the Escrow Agent pursuant to Section 1.4(a), Purchaser shall, within five Business Days of the Determination Date, (A) pay an amount of cash, (I) to PPS, equal to 80% of the difference between (x) the Post-Closing NWC Adjustment and (y) the Company Net Working Capital Surplus and (II) to NBT equal to 20% of the difference between (x) the Post-Closing NWC Adjustment and (y) the Company Net Working Capital Surplus and (B) instruct, jointly with the PPS Agent and NBT, the Escrow Agent to distribute to (I) PPS from the PPS Indemnity Escrow Fund an amount of cash equal to 80% of the Company Net Working Capital Surplus and (II) NBT from the NBT Indemnity Escrow Fund an amount of cash equal to 20% of the Company Net Working Capital Surplus.

(ii) In the event that the Post-Closing NWC Adjustment is positive and is less than the Company Net Working Capital Surplus deposited with the Escrow Agent pursuant to Section 1.4(a), Purchaser shall, within five Business Days of the Determination Date, instruct, jointly with the PPS Agent and NBT, the Escrow Agent to distribute (A) to PPS from the PPS Indemnity Escrow Fund an amount of cash equal to 80% of the Post-Closing NWC Adjustment, (B) to NBT from the NBT Indemnity Escrow Fund an amount of cash equal to 20% of the Post-Closing NWC Adjustment, and (C) to Purchaser an amount of cash equal to (I) 80% of the difference between (x) the Company Net Working Capital Surplus and (y) the Post-Closing NWC Adjustment from the PPS Indemnity Escrow Fund plus (II) 20% of the difference between (x) the Company Net Working Capital Surplus and (y) the Post-Closing NWC Adjustment from the NBT Indemnity Escrow Fund.

(iii) In the event that the Post-Closing NWC Adjustment is positive and no Company Net Working Capital Surplus has been deposited with the Escrow Agent pursuant to Section 1.4(a), Purchaser shall, within five Business Days of the Determination Date, pay an amount of cash (A) to PPS equal to 80% of the Post-Closing NWC Adjustment and (B) to NBT equal to 20% of the Post-Closing NWC Adjustment.

(iv) In the event that the Post-Closing NWC Adjustment is negative, Purchaser shall, within five Business Days of the Determination Date, instruct, jointly with the PPS Agent and NBT, the Escrow Agent to distribute to Purchaser an amount of cash equal to (A) 80% of the sum of (I) the Company Net Working Capital Surplus, if any, plus (II) the absolute value of the Post-Closing NWC Adjustment, from the PPS Indemnity Escrow Fund, and (B) 20% of the sum of (I) the Company Net Working Capital Surplus, if any, plus (II) the absolute value of the Post-Closing NWC Adjustment, from the NBT Indemnity Escrow Fund.

(v) Notwithstanding anything to the contrary contained herein, no amount distributed to any party hereto from the PPS Indemnity Escrow Fund or the NBT Indemnity Escrow Fund shall be subject to a Threshold Amount.

(f) Purchaser and the PPS Agent shall each pay their own costs and expenses incurred in connection with the resolution of the Disputed Amounts; provided that the fees, costs and expenses of the Accounting Firm shall be allocated (i) to Purchaser in the event that the difference between the Accounting Firm’s Determination and Purchaser’s Determination is greater than the difference between the Accounting Firm’s Determination and the PPS Agent’s Determination, (ii) to the PPS Agent in the event that the difference between the Accounting Firm’s Determination and the PPS Agent’s Determination is greater than the difference between the Accounting Firm’s Determination and the Purchaser’s Determination and (iii) equally by Purchaser and the PPS Agent if such differences are equal. “Accounting Firm’s Determination” means the Accounting Firm’s determination of the Disputed Amounts reviewed by the Accounting Firm, the “Purchaser’s Determination” means the calculation of such Disputed Amounts submitted to the Accounting Firm by Purchaser and the “PPS Agent’s Determination” means the calculation of such Disputed Amounts submitted to the Accounting Firm by the PPS Agent.

1.5 Tax Consequences. Purchaser makes no representations or warranties to the Company, the Sellers or any other Person regarding the Tax treatment of the Purchase, or any of the Tax consequences to the Company, any Seller or any other Person of this Agreement, the Purchase or the other agreements or actions contemplated by this Agreement. The Company and the Sellers acknowledge that the Company and the Sellers (and, in the case of PPS, the PPS Stockholders) are relying solely on their own Tax advisors in connection with this Agreement, the Purchase and the other agreements or actions contemplated by this Agreement. Purchaser agrees to report the Purchase Consideration payable to each Seller in exchange for its Interest pursuant to Section 1.1 consistent with the understanding that the Purchase Consideration does not constitute compensation for any services rendered or to be rendered by a Seller (or any of its stockholders). Purchaser and the Sellers agree to treat the Purchase as a transaction governed by IRS Revenue Ruling 99-6.

1.6 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and each Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes.

1.7 Withholding Rights. Purchaser shall be entitled to deduct and withhold from any payments of cash pursuant to this Agreement to any Seller, Founder or any Continuing Employee such amounts in cash as Purchaser is required to deduct and withhold with respect to any such payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.

1.8 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with full right, title and interest in, to and under, and/or possession of, 100% of the Interest and all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Purchaser are fully authorized, in the name and on behalf of the Sellers or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure schedule of the Company delivered to Purchaser concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates, (unless and only to the extent that the relevance to other representations and warranties in this Article II is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Purchaser under this Article II), the Company represents and warrants to Purchaser as follows:

2.1 Organization, Standing, Power and Subsidiaries. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing and is qualified to do business as a foreign entity under the laws of the Commonwealth of Massachusetts. The Company is not in violation of any of the provisions of the Certificate of Formation, the Company LLC Agreement or other governing document. The Company has the power to own, operate and lease its properties and to conduct the Business and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect. The Company has and, since its inception has had, no Subsidiaries or any Equity Interests, whether direct or indirect, in any company, corporation, limited liability company, partnership, joint venture or other business entity.

2.2 Capital Structure.

(a) Schedule 2.2(a)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of the beneficial and record owners of any Interest. Except as set forth on Schedule 2.2(a)(ii) of the Company Disclosure Schedule, no such Interest is subject to any Liens, outstanding subscriptions, preemptive rights or “put” or “call” rights created by Applicable Law, the Company LLC Agreement or any Contract to which the Company is a party or by which the Company or any of its assets is bound. The Company is not under any obligation to register under the Securities Act or any other Applicable Law any Interest or any other Equity Interests in, or any other securities of, the Company, whether currently outstanding or that may subsequently be issued. Each Interest was issued in compliance with Applicable Law and all requirements set forth in the Company LLC Agreement and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound.

(b) There are no authorized, issued or outstanding Equity Interests in the Company other than the Interest allocated as set forth on Schedule 2.2(a)(i) of the Company Disclosure Schedule, and no Person other than the Sellers has any Equity Interests in the Company, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract (other than this Agreement) of any character to which the Company or a Seller is a party or by which it or its assets is bound, obligating the Company or such Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests in the Company or other rights to purchase or otherwise acquire any Equity Interests in the Company, whether vested or unvested. Except as set forth on Schedule 2.2(b) of the Company Disclosure Schedule, and other than the Company LLC Agreement and this Agreement, there are no Contracts relating to voting, purchase, sale or transfer of any Interest between or among the Company and/or any of the Sellers.

(c) The Spreadsheet accurately sets forth, as of the Closing, the information required by Section 1.2(b)(xix). Any Interest set forth in the Spreadsheet as being owned by a Seller constitutes the entire interest of such Seller in any Equity Interests in the Company.

(d) Each Seller’s Interest is evidenced solely by the Company LLC Agreement and the certificates or other instruments delivered to Purchaser pursuant to Section 1.2(b).

2.3 Authority; Non-contravention.

(a) The Company has all requisite power and authority to enter into this Agreement and to consummate the Purchase. The execution and delivery of this Agreement and the consummation of the Purchase have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Except as set forth on Schedule 2.3(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation of the Purchase and the performance by the Company of its agreements and obligations hereunder will not, (i) result in the creation of any Lien on any of the material assets of the Company or any Interest or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Formation, as amended to date, (B) any Material Contract or (C) any Applicable Law.

(c) Except as set forth on Schedule 2.3(c) of the Company Disclosure Schedule, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Purchase, except for such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or to consummate the Purchase in accordance with this Agreement and Applicable Law.

2.4 Financial Statements; Absence of Changes.

(a) The Company has delivered to Purchaser its audited financial statements for the fiscal years ended December 31, 2012 and December 31, 2013 (including, in each case, balance sheets, statements of operations, statements of changes in members’ equity and statements of cash flows), and its unaudited balance sheets (the “Interim Financial Statements”) as of the months ended January 31, 2014,

February 28, 2014 and March 31, 2014 (such audited financial statements and the Interim Financial Statements, collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Schedule. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present the financial condition of the Company at the dates therein indicated and, as applicable, the results of operations and cash flows of the Company for the periods therein specified and (iv) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of Interim Financial Statements, to normal and recurring year-end audit adjustments (none of which individually or in the aggregate will be material in amount) and the absence of footnotes.

(b) Except as set forth on Schedule 2.4(b) of the Company Disclosure Schedule, the Company has no Liabilities of any nature other than (i) those set forth or adequately provided for in the unaudited balance sheet included in the Financial Statements as of March 31, 2014 (such balance sheet, the “Company Balance Sheet,” and such date, the “Company Balance Sheet Date”), (ii) those incurred in the conduct of the Company’s business since the Company Balance Sheet Date in the ordinary course of business consistent with past practice that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law or (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet, including reserves for losses related to Loans issued by the Banks pursuant to the Programs, have, except as set forth on Schedule 2.4(b) of the Company Disclosure Schedule, been established in accordance with GAAP consistently applied and are adequate. Without limiting the generality of the foregoing, except as set forth on Schedule 2.4(b) of the Company Disclosure Schedule, the Company has never guaranteed any debt or other obligation of any other Person.

(c) The Company does not have any outstanding Long-Term Company Debt.

(d) Schedule 2.4(d) of the Company Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts and the names of all Persons authorized to make withdrawals therefrom.

(e) The accounts receivable of the Company (the “Accounts Receivable”) as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Financial Certificate arose in the ordinary course of business consistent with past practice and represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof within 60 days following the Agreement Date, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet or in the Company Closing Financial Certificate, as the case may be. Except as set forth on Schedule 2.4(e)(i) of the Company Disclosure Schedule, allowances for doubtful accounts and refunds have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice and are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. The Accounts Receivable arising after the Company Balance Sheet Date and before the Closing Date (i) arose or shall arise in the ordinary course of business consistent with past practice, (ii) represented or shall represent bona fide claims against debtors for sales and other charges and (iii) except as set forth on Schedule 2.4(e)(ii) of the Company Disclosure Schedule, have been collected or are collectible in the book amounts thereof within 60 days following the Agreement Date, less allowances for doubtful accounts and refunds determined in accordance with GAAP consistently applied and the Company’s past practice that are or shall be sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. None of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of Accounts Receivable is contingent upon the performance by the Company of any obligation or Contract. No Person has any Lien on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable. Schedule 2.4(e) of the Company Disclosure Schedule sets forth, as of the Agreement Date, (i) the aggregate amount of Accounts Receivable that were subject to asserted refund claims made within the last year and the number of such claims made within the last year, (ii) the aggregate number and amount of such refund claims that were actually paid within the last year and (iii) with respect to each of clauses (i) and (ii), the aggregate distribution of such refund claims by type.

(f) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company’s board of managers, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, the Company’s independent auditors and, to the knowledge of the Company, any current or former employee or consultant of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees or consultants of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Except as set forth on Schedule 2.4(f) of the Company Disclosure Schedule, none of the Company and, to the knowledge of the Company, the Representatives of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its Representatives. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data. Except as set forth on Schedule 2.4(f) of the Company Disclosure Schedule, there has been no change in the Company accounting policies since the Company’s inception, except as described in the Financial Statements.

(g) Since the Company Balance Sheet Date, (x) the Business has been conducted in the ordinary course of business consistent with past practice in all material respects, (y) there has not occurred a Material Adverse Effect and (z) none of the following has occurred:

(i) any payment, discharge, satisfaction or settlement of any material Proceeding against the Company, or commencement of any Proceeding by or against any third party, in each case except in the ordinary course of business consistent with past practice;

(ii) any split, combination, reclassification, recapitalization or issuance of any Equity Interest in the Company, or any authorization thereof;

(iii) any declaration, setting aside or payment of any non-cash dividend or other distribution with respect to any Interest or any direct or indirect redemption, purchase or other acquisition of any such Interest, except as set forth on Schedule 2.4(g)(iii) of the Company Disclosure Schedule;

(iv) any sale, assignment, pledge, encumbrance, transfer or other disposition of any material asset of the Company (excluding in all events sales of assets no longer useful in the operation of the business and sales of inventory to customers), or any sale, assignment, transfer, license or other disposition of any material Intellectual Property or any other material intangible assets of the Company;

(v) any creation of any Lien on any material property of the Company, except for Permitted Liens;

(vi) any write-down of the value of any asset of the Company or any write-off as uncollectible of any accounts or notes receivable of the Company or any portion thereof, other than write-downs or write-offs that are reserved for on the Company Balance Sheet or that do not exceed $50,000 in the aggregate;

(vii) any cancellation of any material debts or claims or any amendment, termination or waiver of any rights of material value to the Company;

(viii) any capital expenditures or commitments or additions to property, plant or equipment of the Company in excess of $30,000 individually or $50,000 in the aggregate, except as set forth on Schedule 2.4(g)(viii) of the Company Disclosure Schedule;

(ix) (A) any deferral of payments of any accounts payable or other Liabilities of the Company beyond the earlier of the stated due date thereof and the date on which such payment would be made in the ordinary course of business consistent with past practice, or (B) any acceleration or inducement of the collection of any Accounts Receivable (including by giving any discount, accommodation or other concession) other than in the ordinary course of business consistent with past practice;

(x) any change in the independent public accountants of the Company or any material change in the accounting methods, keeping of books of account, cash management or accounting practices followed by the Company, including with respect to Taxes, or any material change in depreciation or amortization policies or rates, or any change in election with respect to Taxes, except as set forth on Schedule 2.4(g)(x) of the Company Disclosure Schedule;

(xi) any increase in, or modification of, the compensation or benefits payable or to become payable by the Company to any of its directors, employees or consultants (other than increases in the ordinary course of business consistent with past practice in the base salaries of employees who are not officers of the Company in an amount that does not exceed 10% of such base salaries) or any new loans or extension of existing loans to any such Persons (excluding advancement of expenses to employees in the ordinary course of business consistent with past practice), and the Company has not entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons, except as set forth on Schedule 2.4(g)(xi) of the Company Disclosure Schedule;

(xii) any execution of any employment agreements or service Contracts (other than employment offer letters for newly-hired employees and service Contracts, in each case in the ordinary course of business consistent with past practice and that are immediately terminable by the Company without cost or Liability except as required by Applicable Law) or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company other than automatic extensions under such existing employment agreement or service Contract, except as set forth on Schedule 2.4(g)(xii) of the Company Disclosure Schedule;

(xiii) any material change with respect to the senior management personnel of the Company or any termination of employment of any such employees, any termination of employment of more than ten employees, any labor dispute, or any claim of unfair labor practices involving the Company, except as set forth on Schedule 2.4(g)(xiii) of the Company Disclosure Schedule; or

(xiv) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xiii), subject to any dollar thresholds set forth in items (i) through (xiii) above.

2.5 Litigation. Except as set forth on Schedule 2.5 of the Company Disclosure Schedule, there is no Proceeding to which the Company is a party pending before any Governmental Entity or threatened in writing (and received by an officer or director-level employee of the Company, the Company’s counsel or any person authorized to receive service of process on behalf of the Company) against the Company or any of its assets or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company), and to the knowledge of the Company, there is not a reasonable basis for any such Proceeding. There is no Order against the Company, any of its assets or, to the knowledge of the Company, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company, any of its assets, any of the Members or any of its officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company) based upon: (i) the Company entering into this Agreement, the Purchase or the agreements contemplated by this Agreement, including a claim that such Member, officer or employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by the Company regarding its assets or (iii) any claim that the Company has agreed to sell or dispose of any of its assets to any party other than Purchaser, whether by way of merger, consolidation, sale of assets or otherwise. The Company does not have any Proceedings pending against any other Person.

2.6 Restrictions on Business Activities. Except as set forth on Schedule 2.6 of the Company Disclosure Schedule, there is no Contract or Order binding upon the Company that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or immediately after consummation of the Purchase, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business or, excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreement therefor, limiting the freedom of the Company to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services. Other than the Material Contracts or as set forth on Schedule 2.6 of the Company Disclosure Schedule, there are no Contracts or permits to which the Company is a party that materially relate to or materially affect the assets or properties of the Company.

2.7 Compliance with Laws; Governmental Permits.

(a) The Company has complied in all material respects with, is not in violation in any material aspect of, and has not received any notices of violation with respect to, Applicable Law.

(b) The Company has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization, and to the knowledge of the Company, no such notice or other communication is forthcoming. The Company has materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Purchase.

(c) The Company is not, and is not required to be registered as, an “investment company” under the Investment Company Act of 1940, as amended.

2.8 Title to, Condition and Sufficiency of Assets.

(a) The Company has good title to, or valid leasehold interest (including any licenses) in all of its properties, and interests in properties and assets, real and personal, whether reflected on the Company Balance Sheet or not or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased or licensed properties and assets, valid leasehold or licensed interests in such properties and assets that afford the Company valid possession and use of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens. Schedule 2.8(a) of the Company Disclosure Schedule identifies each parcel of real property leased or other property licensed by the Company, excluding standard “shrink-wrap” licenses. The Company has provided to Purchaser true, correct and complete copies of all leases, subleases, licenses and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any property or real property or facility (as applicable), including all modifications, amendments and supplements thereto. The Company does not currently own any real property.

(b) The assets and properties owned by the Company (i) constitute all of the assets and properties that are necessary for the Company to conduct, operate and continue the conduct of the Business and to sell and otherwise enjoy full rights to exploitation of its assets, properties and all products and services that are provided in connection with its assets and properties and (ii) constitute all of the assets and properties that are used in the conduct of the Business, without (A) the need for Purchaser to acquire or license any other asset, property or Intellectual Property or (B) the breach or violation of any Contract.

2.9 Intellectual Property.

(a) The Company owns and has independently developed or acquired or has the rights to use all Company IP Rights that are used or held for use in the conduct of the Business. The Company IP Rights are sufficient for the conduct of the Business.

(b) The Company has not (i) transferred (or agreed to transfer) ownership of any Intellectual Property that is or was Company-Owned IP Rights, to any third party, (ii) granted (or agreed to grant) any exclusive license to, any Company-Owned IP Rights to any third party or (iii) knowingly permitted the Company’s rights in any Intellectual Property that are or were Company-Owned IP Rights to enter the public domain in a manner that would reasonably be expected to interfere with the conduct of the Business.

(c) The Company owns and has good and exclusive title to each item of Company-Owned IP Rights, free and clear of any Liens (other than Permitted Liens). There are no royalties, fees, or other payment payable by the Company to any third party as a result of the use, licensing, operation, sale, or distribution of any Company-Owned IP Rights.

(d) Neither the execution or delivery of this Agreement nor the performance of the Company’s obligations under this Agreement will conflict with or impair the Company’s rights in or any Company-Owned IP Rights or otherwise trigger any additional payments with respect thereto.

(e) Schedule 2.9(e) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, and the jurisdictions in which such Company Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, and all actions that are required to be taken by the Company within 90 days of the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property. To the knowledge of the Company, each item of Company Registered Intellectual Property is valid (excluding any pending applications included in the Company Registered Intellectual Property) and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in the impairment or abandonment of such Company Registered Intellectual Property or the Company’s ownership interests therein.

(f) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any material Company-Owned IP Rights, by any third party, including any employee or former employee of the Company. Except as set forth on Schedule 2.9(f) of the Company Disclosure Schedule, the Company has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Contract governing any Company IP Rights.

(g) There have been no Proceedings, and as of the Agreement Date, there are no Proceedings pending or to the knowledge of the Company, threatened in writing that involve a claim of infringement or misappropriation of any Third-Party Intellectual Property Rights or that contests the validity, ownership or right of the Company to exercise any Company-Owned IP Rights. The Company has not received any written communication that involves an offer to license or grant any other rights or immunities under any Third-Party Intellectual Property Rights that could reasonably be interpreted as alleging infringement or misappropriation of such Third-Party Intellectual Property Rights.

(h) The Company has no Liability for infringement or misappropriation of Third-Party Intellectual Property Rights. The conduct of the Business does not infringe or misappropriate any valid, subsisting and enforceable Third-Party Intellectual Property Rights. To the Company’s knowledge, there is no substantial basis for a claim that the conduct of the Business will infringe or misappropriate, has infringed or misappropriated, or is currently infringing or misappropriating, any valid, subsisting and enforceable Third-Party Intellectual Property Rights. The Company has not received any written opinion from its legal counsel that any Company Product or the conduct of the Business infringes or misappropriates any Third-Party Intellectual Property Rights.

(i) None of the Company-Owned IP Rights, the Company Products or the Company is subject to any Order to which the Company is a party (i) restricting the use, transfer or licensing by the Company of any Company-Owned IP Right or any Company Product, (ii) adversely affecting the validity, use or enforceability of any such Company-Owned IP Right or Company Product or (iii) restricting the conduct of the Business in order to accommodate Third-Party Intellectual Property Rights.

(j) No (i) government funding or (ii) facilities of a university, college, or other educational institution was used in the development of the Company-Owned IP Rights.

(k) The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company. Except as set forth on Schedule 2.9(k) of the Company Disclosure Schedule, all current and former employees, consultants, independent contractors, directors and advisors of the Company and any other third party having access to any such confidential information have executed and delivered to the Company a written agreement regarding the protection of such confidential information. To the knowledge of the Company, there has been no unauthorized use, disclosure, or misappropriation of any confidential information of the Company.

(l) Except as set forth on Schedule 2.9(l) of the Company Disclosure Schedule, the Company has obtained from the consultants and independent contractors who have been engaged by the Company to develop Intellectual Property for the Company and its employees (each, an “Author”) unencumbered and unrestricted exclusive ownership to Intellectual Property developed, in the case of employees, within the scope of such employee’s employment or, in the case of a Person other than an employee, from the services such Author performs for the Company, to the extent of such Authors’ respective contributions to the Company of Intellectual Property used or held for use in the conduct of the Business. No current or former founder, employee, consultant or independent contractor of the Company has any right, license or claim to any Company-Owned IP Rights (other than any limited licenses to perform services for or on behalf of the Company).

(m) The Company has not delivered or licensed or provided to any Person or agreed or obligated itself to deliver or license or provide to any Person any Company Source Code, other than disclosures to employees, independent contractors, and consultants involved in the development, maintenance, and provision of other services with respect to Company Products or Company IP Rights. No event has occurred that entitles, and no circumstance or condition exists that is reasonably likely to entitle, with or without notice or lapse of time, or both, any Person (other than the Company or its employees, independent contractors and consultants involved in the development, maintenance, and provision of other services with respect to Company Products or Company IP Rights) to receive any Company Source Code. To the knowledge of the Company, no current or former employee, consultant, advisor or independent contractor of the Company is in material violation of any term or covenant of any Contract relating to its employment, invention disclosure, invention assignment, or non-disclosure obligations.

(n) None of the Contracts to which the Company is a party or by which any of its material Company IP Rights are bound will, solely as a direct result of the Company’s execution, delivery and performance of this Agreement, or the consummation of the Purchase: (i) grant to any third party any right to Intellectual Property owned by Purchaser (other than pre-existing rights and licenses to Company IP Rights); or (ii) pay any royalties to a third party with respect to Intellectual Property owned by Purchaser (other than pre-existing royalties payable in connection with Company IP Rights).

(o) Set forth on Schedule 2.9(o) of the Company Disclosure Schedule is a list of (1) all third-party Intellectual Property that is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any of Company Products and (2) all software and other materials that are licensed to the Company pursuant to the terms of an Open Source License (“Open Source Materials”) and used in any Company Products and IT Systems developed by or on behalf of the Company and, as applicable, describes the manner in which such Open Source Materials have been used by the Company.

(p) The Company is in compliance with and not in breach of any of the terms of any Open Source Licenses applicable to its use of Open Source Materials. No Company-Owned IP Right is subject to a requirement that it be distributed under an Open Source License. As used herein “Open Source License” means any software license agreement that requires that the software licensed thereunder and any software combined or distributed with or derived from such licensed software to (i) be licensed under terms that authorize reverse engineering except as may be required under Applicable Law, (ii) be made available or distributed in source code form, (iii) be licensed for the purpose of making derivative works or (iv) be redistributed at no charge.

(q) The Company has complied in all material respects with Applicable Law, including the Financial Services Modernization Act of 1999 and the Truth in Lending Act of 1968 (“TILA”), and with the Company’s and the Banks’ published privacy policies and internal guidelines and procedures, each as in effect from time to time, relating to privacy and data security, including with respect to the collection, use, storage, disclosure and transfer (including cross-border transfers) of Personal Data collected, used or held by the Company. The Company has made all material disclosures to, and obtained all necessary consents from, all users, customers and workers (including employees, independent contractors and temporary employees) required by the Banks or Applicable Law relating to privacy and data security. The Company has not received any complaint regarding the Company’s collection, use or disclosure of Personal Data.

(r) To the Company’s knowledge, the software used in the conduct of the Business (i) is substantially free of any material defects, bugs and errors in accordance with generally-accepted industry standards and (ii) does not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of other software, data or the IT Systems that could not be timely remedied using generally-accepted industry standard measures (collectively, “Contaminants”). The Company has taken commercially reasonable steps and implemented commercially reasonable safeguards intended to protect the material information technology systems (including hardware and software) used to provide Company Products to customers in connection with the conduct of the Business (collectively, the “IT Systems”) from Contaminants. The Company has in place commercially reasonable disaster recovery plans, procedures and facilities for the IT Systems and has taken commercially reasonable steps to safeguard the security of the IT Systems. To the knowledge of the Company, as of the Agreement Date, there has been no unauthorized intrusions or breaches of the security of the IT Systems that required the Company to notify customers or employees of such breach or intrusion pursuant to Applicable Law. The execution, delivery and performance of this Agreement, including the Company’s collection, possession, use and disclosure to Purchaser of any Personal Data, will comply with all Applicable Law relating to privacy and with the Company’s privacy policy.

(s) All Company Products sold, licensed, leased or delivered by the Company to customers and all services provided by the Company to customers as of the date of this Agreement conform to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and conform in all material respects to advertising and marketing materials, except where the failure to be in conformity, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company.

(t) The Company has not abandoned any trademarks and requires any licensee of trademarks of the Company to use such trademarks solely in a manner consistent with the Company’s usage thereof. To the knowledge of the Company, no such licensee has used any such trademark in a manner inconsistent with the Company’s usage thereof.

2.10 Taxes.

(a) The Company has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date, has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. Except as set forth on Schedule 2.10(a) of the Company Disclosure Schedule, all Tax Returns were complete and accurate and have been prepared in accordance with Applicable Law. There is no claim for Taxes that has resulted in a Lien against any of the assets of the Company.

(b) Except as set forth on Schedule 2.10(b) of the Company Disclosure Schedule, the Company has delivered to Purchaser true, correct and complete copies of all Tax Returns for the years 2010, 2011, and 2012, examination reports and statements of deficiencies, adjustments, and proposed deficiencies and adjustments in respect of the Company.

(c) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following the Company Balance Sheet Date. The Company has no any Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that are not included in the calculation of Company Net Working Capital.

(d) There is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of the Company that has been or is being conducted by a Tax Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e) The Company is and has at all times since its organization been treated as a partnership for U.S. federal income Tax purposes and for state and local income Tax purposes in any jurisdiction in which the Company files, or has filed, income Tax Returns.

(f) The Company is not a party to, or bound by, any Tax sharing, Tax indemnity or Tax allocation agreement, and the Company does not have any Liability or potential Liability to another party under any such agreement.

(g) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Applicable Law.

(h) The Company has not consummated or participated in, and none of them are currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(i) Neither the Company nor any predecessor of the Company has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(j) The Company is not a party to any joint venture or partnership for U.S. federal income tax purposes.

(k) The Company does not have any Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(l) The Company has not received any private letter ruling from the Internal Revenue Service (or any comparable Tax ruling from any other Governmental Entity).

(m) Except as set forth on Schedule 2.10(m) of the Company Disclosure Schedule, the Company is not subject to, and has not paid any, Tax in any jurisdiction (foreign or domestic) other than its country and state of organization or formation or by virtue of having employees, a permanent establishment or any other place of business in any jurisdiction.

(n) The Company has provided to Purchaser all documentation relating to any applicable Tax holidays or incentives. The Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the Purchase.

(o) The Company is not, and it has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.

(p) The Company has (i) complied with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(q) Schedule 2.10(q) of the Company Disclosure Schedule lists all nonqualified deferred compensation plans (within the meaning of Section 409A of the Code) to which the Company or any of its ERISA Affiliates is a party, and each such plan complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company is not a party to a Contract or arrangement to gross up any Tax that may be levied under Section 409A of the Code.

(r) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or ERISA Affiliate that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Purchase (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to give rise directly or indirectly to the payment of any amount that could (i) be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or (ii) be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). The Company is not a party to a Contract or arrangement to gross up any Tax that may be levied under Section 280G of the Code. The Purchase shall not constitute a change of control of a corporation with respect to either PPS or NBT pursuant to any of U.S. Treasury Regulation 1.280G-1, Q/A-27 through Q/A-29.

(s) No Person is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) with respect to the Company and/or any ERISA Affiliate.

2.11 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.11(a) of the Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, (ii) each loan to an employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other written fringe or employee benefit plans, programs or arrangements and (vi) all employment or executive compensation agreements that are sponsored by, or have been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee or independent contractor of the Company or any Affiliate of the Company, or with respect to which the Company or any ERISA Affiliate has or may have any Liability (all of the foregoing described in clauses (i) through (vi), collectively, the “Employee Plans”). The Company does not have a severance policy, plan or arrangement.

(b) The Company does not sponsor or maintain any self-funded Employee Plan, including any plan to which a stop-loss policy applies. The Company has provided to Purchaser a true, correct and complete copy of each of the Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) has, with respect to each Employee Plan that is subject to ERISA reporting requirements, provided to Purchaser true, correct and complete copies of the Form 5500 reports filed for the last three plan years, and has provided all discrimination tests required under the Code for each Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years. Any Employee Plan intended to be qualified under Section 401(a) of the Code has been established under a master, prototype, or volume submitter plan for which an Internal Revenue Service opinion or advisory letter has been obtained by the plan sponsor and is and has continuously remained valid as to the adopting employer. The Company has provided to Purchaser a true, correct and complete copy of the most recent Internal Revenue Service determination, opinion or advisory letter issued with respect to each such Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Employee Plan subject to Section 401(a) of the Code. All individuals who, pursuant to the terms of any Employee Plan, are entitled to participate in any Employee Plan, are currently participating in such Employee Plan or have been offered an opportunity to do so.

(c) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”) and the Company has complied in all material respects with the requirements of COBRA. The Company has not engaged in a “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA or applicable regulatory guidance thereunder) (a “non-exempt prohibited transaction”) with respect to any Employee Plan and, to the Company’s knowledge, no non-exempt prohibited transaction has occurred with respect to any Employee Plan. Each Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code). All contributions required to be made by the Company or any ERISA Affiliate to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practices after the Company Balance Sheet Date as a result of the operations of the Company after the Company Balance Sheet Date). In addition, with respect to each Employee Plan intended to include a Code Section 401(k) arrangement, the Company and each of the ERISA Affiliates have at all times been in material compliance with the rules regarding timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. Except as set forth on Schedule 2.11(c) of the Company Disclosure Schedule, each Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Purchaser (or, as applicable, Company participation in each Employee Plan that is a multiple employer 401(k) plan can be terminated or otherwise discontinued after the Closing in accordance with its terms) (other than ordinary administrative expenses typically incurred in a termination event and as set forth under the terms of each Employee Plan). No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor other than ordinary claims for benefits.

(d) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Employee Plan that would materially increase the expense of maintaining such Employee Plan above the level of expense incurred with respect to such Employee Plan for the most recent full fiscal year included in the Financial Statements.

(e) Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, a “multiple employer plan” as such term is defined in Section 413(c) of the Code, a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, or a funded welfare plan as such term is defined in Section 419 of the Code.

(g) The Company is in compliance in all material respects with all Applicable Law respecting employment, discrimination in employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act. The Company is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or would reasonably be expected to result in a Proceeding before any Governmental Entity.

(h) The Company has provided to Purchaser true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current and former consultants and/or advisory board members, (iv) all forms of confidentiality or inventions agreements between current and former employees/consultants and the Company, (v) the most current management organization chart(s) and (vi) a schedule of bonus commitments made to employees of the Company. No current or former employee, consultant or contractor is party to a non-competition agreement.

(i) The Company is not a party to, bound by, or had any obligations under any collective bargaining agreement or other labor union Contract, and no collective bargaining agreement is being negotiated by the Company. No union or other collective bargaining unit or employee organizing entity has been certified or recognized by the Company as representing any of its employees. To the knowledge of the Company, there is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize the employees of the Company. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened that may interfere with the conduct of the Business. None of the Company and, to the knowledge of the Company, any of their respective Representatives has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened. No employee of the Company has been dismissed for cause in the immediately preceding 12 months.

(j) To the knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Schedule 2.11(j)(i) lists each Contract to which the Company is a party that imposes a post-termination non-competition arrangement upon a service provider (except for those non-competition arrangements that are no longer in force or have otherwise expired). Schedule 2.11(j)(ii) lists each Contract to which the Company is a party that imposes a post-termination non-solicitation arrangement upon a service provider (except for those non-competition arrangements that are no longer in force or have otherwise expired or which were entered into with newly hired employees in the ordinary course of business consistent with past practice). To the knowledge of the Company, no contractor of the Company is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such contractor to be providing services to the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.11(j) of the Company Disclosure Schedule, no employee of the Company has given notice to the Company and, to the knowledge of the Company, no employee of the Company intends to terminate his or her employment with the Company. The employment of each of the employees of the Company is “at will” and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees. Except as set forth on Schedule 2.11(j) of the Company Disclosure Schedule, as of the Agreement Date, the Company has not, and to the knowledge of Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Purchaser to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Purchaser following the Closing, except with respect to the Employment Offer Documents.

(k) Except as set forth on Schedule 2.11(k) of the Company Disclosure Schedule, there are no performance improvements or disciplinary actions contemplated or pending against any of the employees of the Company.

(l) The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state or local Applicable Law (collectively, the “WARN Act”). In the past two years, (i) The Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and (iii) The Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Applicable Law. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date. The Company is not financed, insured or subsidized by a quasi-public agency of the Commonwealth of Massachusetts or otherwise subject to Mass. Gen. Laws ch. 151A, § 71A et seq.

(m) Except as contemplated by the Employment Offer Documents or as set forth on Schedule 2.11(m) of the Company Disclosure Schedule, none of the execution, delivery and performance of this Agreement, the consummation of the Purchase, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

(n)

(i) Schedule 2.11(n)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of the names, positions and rates of compensation of all officers, directors and employees of the Company, showing each such Person’s (A) name, (B) position and manager’s name, (C) annual remuneration, (D) target annual incentive compensation and the specific bonus or commission plan under which this incentive compensation may be issued, (E) status as exempt/non-exempt under Applicable Law (to the extent applicable), (F) bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year, (G) any notice or severance entitlements (whether by Contract or under Applicable Law), (H) the direct employer of the Person, (I) the city and country where the Person provides services, (J) any material special circumstances (including pregnancy, disability or military service), (K) the Person’s vacation and sick day accrual as of the most recent practicable payroll date and that Person’s vacation and sick day accrual rate, (L) the individual’s date of hire, (M) whether the Person was recruited from a previous employer and (N) the Person’s citizenship or visa status, as applicable, and details of any commitments by the Company to finance or reimburse costs associated with such visas. The Company has provided the Purchaser all Forms I-9 with respect to all of the current employees of the Company.

(ii) Schedule 2.11(n)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors and, for each, such individual’s (A) compensation, (B) the initial date of such individual’s engagement, (D) whether such engagement has been terminated by written notice by either party thereto and (E) the notice or termination provisions applicable to the services provided by such individual. There are no performance improvements or disciplinary actions contemplated or pending against any employee of the Company.

(iii) Schedule 2.11(n)(iii) of the Company Disclosure Schedule lists each employee of the Company who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

2.12 Interested Party Transactions. None of the officers and directors of the Company and, to the knowledge of the Company, none of the other employees of the Company and any Seller, and none of the immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets is bound, except for normal compensation for services as an officer, director or employee thereof or (iii) to the knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of the Sellers under Applicable Law.

2.13 Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 2.13 of the Company Disclosure Schedule, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.13 of the Company Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the Agreement Date as well as all material claims made under such policies and bonds since inception. The Company has provided to Purchaser true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.14 Books and Records. Except as set forth on Schedule 2.14 of the Company Disclosure Schedule, the Company has provided to Purchaser true, correct and complete copies of each document that has been requested by Purchaser with its legal and accounting review of the Company (other than such document that does not exist or is not in the Company’s possession or subject to its control). The Company has provided to Purchaser true, correct and complete copies of the following (other than any such document that does not exist): (i) all documents identified on the Company Disclosure Schedule, (ii) the Certificate of Formation as currently in effect and (iii) all permits, orders and consents issued by any regulatory agency with respect to the Company, and all applications for such permits, orders and consents. The Company has made available true, correct and complete copies of all minute books, written consents of the board of managers and/or Members or other records with respect to any meetings of the Members.

2.15 Material Contracts.

(a) Schedules 2.15(a)(i) through (xxv) of the Company Disclosure Schedule set forth a list of each of the following Contracts to which the Company is a party that are in effect as of the Agreement Date (the “Material Contracts”):

(i) Program Agreement, dated September 30, 2009, by and between NBT Bank, N.A. (“NBT Bank”) and the Company, as amended and restated to date (excluding the amendment delivered at the Closing) (the “NBT Bank Agreement”);

(ii) Private Label Credit Account Plan Agreement, dated February 4, 2009, by and between Comenity Capital Bank f/k/a World Financial Capital Bank (“ADS”) and the Company, as amended (the “ADS Agreement”);

(iii) Client Services Agreement, dated February 2010, by and between ADP TotalSource, Inc. and the Company (the “ADP Agreement”);

(iv) any Contract providing for payments by or to the Company (or under which the Company has made or received such payments) in the period since January 1, 2013 in an annual amount of $200,000 or more;

(v) any Contract providing for the grant of rights to license (other than of trademarks), market or sell the Company Products to any other Person, other than such Contracts with Providers;

(vi) any Contract (A) relating to the advertising or promotion of the Business (including Contracts relating to the sponsorship by the Company of industry trade shows or celebrity endorsements of the Company) and that have or would reasonably be expected to have an outstanding obligation to pay of $25,000 or more, other than Contracts with Providers, or (B) pursuant to which any third parties advertise on any websites operated by the Company and that have or would reasonably be expected to have an outstanding obligation to pay of $25,000 or more;

(vii) (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties of at least $50,000 per annum to any other Person;

(viii) any Contract for or relating to the employment or service (including Contracts relating to sales commissions and non-competition agreements) of any Member, officer, employee or consultant or any other type of Contract with any of its Members, officers, employees or consultants, as the case may be, that provide for severance payable by the Company upon termination of such employment or service without cause (as such term may be defined therein);

(ix) any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products or Company IP Rights, (B) containing any non-competition covenants or other restrictions relating to the Company Products or Company IP Rights or (C) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates (including Purchaser and its Affiliates following the consummation of the Purchase) to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company IP Rights, or to make use of any Company IP Rights, including any grants by the Company of exclusive rights or licenses or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services;

(x) other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $15,000 or less, all licenses, sublicenses and other Contracts to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Third-Party Intellectual Property Rights used in the development, marketing or licensing of the Company Products;

(xi) any license, sublicense or other Contract to which the Company is a party pursuant to which (A) any Person is authorized to use any Company-Owned IP Rights (other than trademarks of the Company), (B) the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned IP Rights used in the Business or (C) the Company agrees to encumber, transfer or sell rights in or with respect to any Company-Owned IP Rights used in the Business;

(xii) any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or industry standards association;

(xiii) any Contract providing for the development of any software, technology or Intellectual Property rights, independently or jointly, either by or for the Company (other than employee invention assignment agreements and consulting agreements with Authors on the Company’s standard form of agreement, copies of which have been provided to Purchaser);

(xiv) any confidentiality, secrecy or non-disclosure Contract, other than any such Contract entered into by the Company in the ordinary course of business (including (A) pursuant to its standard customer agreements that have been made available to Purchaser and (B) Contracts with Providers);

(xv) any Contract containing any indemnification, warranty, support, maintenance or service obligation or cost on the part of the Company, other than such obligations that are included in (A) the Company’s standard form Contracts that have been made available to Purchaser, (B) a Contract with a Provider or (C) a Contract that has or would reasonably be expected to have an obligation to pay of less than $25,000 over the term of such Contract;

(xvi) any settlement agreement with respect to any Proceeding;

(xvii) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises in connection with, or as a result of, the execution of this Agreement or the consummation of the Purchase, either alone or in combination with any other event;

(xviii) other than this Agreement, any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Interest or any other Equity Interests in the Company;

(xix) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

(xx) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(xxi) any Contract of guarantee, surety, support, indemnification (other than (A) standard form Contracts that have been made available to Purchaser or (B) Contracts with Providers), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(xxii) any Contract for capital expenditures with $25,000 or more remaining to be paid;

(xxiii) any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $25,000 per annum;

(xxiv) any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person; and

(xxv) any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”).

(b) Except as set forth on Schedule 2.15(b)(i) of the Company Disclosure Schedule, all Material Contracts are in written form. Except as set forth on Schedule 2.15(b)(ii) of the Company Disclosure Schedule, the Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth on Schedule 2.15(b)(iii) of the Company Disclosure Schedule, there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, (D) the right to cancel, terminate or modify any Material Contract or (E) the right to demand payment of principal, interest or fees in connection with any loan issued by the Banks pursuant to the Programs. The Company has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. The Company has no Liability for renegotiation of Government Contracts. True, correct and complete copies of all Material Contracts have been provided to Purchaser no later than on the Business Day immediately preceding the Agreement Date.

2.16 Transaction Expenses. Other than Sandler O’Neil & Partners, L.P., no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions. Set forth in Schedule 2.16 of the Company Disclosure Schedule is the Company’s good faith estimate of all Transaction Expenses (paid or unpaid).

2.17 Anti-Corruption Law.

(a) Neither the Company nor any of its managers, directors, employees, agents or representatives (in each case, acting in their capacities as such) has, since the inception of the Company, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage, (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(b) Neither the Company nor any of its directors or employees (acting in their capacities as such) has been convicted of violating any Anti-Corruption Law or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Law.

2.18 Environmental, Health and Safety Matters.

(a) The Company is in compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. The Company has not retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any Liability of the Company with respect to Environmental, Health and Safety Requirements.

(b) The Company has made available to Purchaser a copy of all studies, audits, assessments or investigations containing material information concerning compliance with, or Liability or obligations under, Environmental, Health and Safety Requirements affecting the Company that are in the possession or control of the Company, each of which is identified in Schedule 2.18 of the Company Disclosure Schedule.

2.19 Providers.

(a) The Company has conducted commercially reasonable due diligence with respect to all Providers and prospective Providers prior to permitting same to participate in the Programs, which includes using commercially reasonable efforts to ascertain whether such prospective Provider (i) is licensed to provide those goods and/or services that he, she or it proposes to provide with respect to the Programs and (ii) is in good standing with any Governmental Entity or professional body having jurisdiction over his, her or its practice. The Company has trained (on an initial and ongoing basis) Providers and their personnel in a commercially reasonable manner with respect to participation in the Programs as well as compliance with the guidelines, policies, procedures and instructions of the Banks. The Company has used commercially reasonable efforts to cause all Providers to agree to comply with the obligations, restrictions and limitations of the ADS Agreement and the NBT Bank Agreement and the related procedures and agreements contemplated therein.

(b) The Company does not have any outstanding material disputes (including any event, occurrence, condition or act with respect to the Company or, to the knowledge of the Company, with respect to any party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to have the effect described in Section 2.15(b)(i) and Section 2.15(b)(ii) on a Contract with a Significant Provider if such Contract were a Material Contract) concerning contracts, products and/or services provided by any Provider who, for the 12 months ended February 28, 2014, was one of the 10 largest Providers based on amounts of loans originated during such period (each, a “Significant Provider”), there is no material dissatisfaction on the part of the Company with respect to any Significant Provider and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Provider with respect to the Company. All Contracts with Significant Providers are in written form and the Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Contract with a Significant Provider. Each Significant Provider is listed on Schedule 2.19(b) of the Company Disclosure Schedule. Except as set forth on Schedule 2.19(b) of the Company Disclosure Schedule, the Company has not received any information (i) from any Significant Provider that such Provider shall not continue as a Provider to the Company after the Closing,(ii) from any Significant Provider that such Significant Provider intends to terminate or materially modify existing Contracts with the Company or (iii) regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any contract with a Significant Provider.

(c) Except as set forth on Schedule 2.19(c) of the Company Disclosure Schedule, the Company has no incentive, rebate or similar arrangements with Providers.

(d) All of the Provider data received from the Provider that has been made available to Purchaser is true, correct and complete in all material respects. To the knowledge of the Company, (i) the data with respect to the performance of loans issued by the Banks pursuant to the Programs and (ii) the data with respect to applications for such loans, in each case that has been made available to Purchaser is true, correct and complete in all material respects.

2.20 Certain Closing Certificates and Documents. The Company has prepared and delivered to Purchaser a draft of each of the Company Closing Financial Certificate and the Spreadsheet not later than three Business Days prior to the Closing Date and a final version of the Company Closing Financial Certificate and the Spreadsheet to Purchaser not later than two Business Days prior to the Closing Date. In the event that Purchaser had notified the Company that there are reasonably apparent errors in any of the drafts of the Company Closing Financial Certificate and the Spreadsheet, Purchaser and the Company have discussed such errors in good faith and the Company Closing Financial Certificate and the Spreadsheet has been revised to reflect any changes thereto as were agreed by Purchaser and the Company, which changes have been reflected in the final versions of the same delivered by the Company in accordance with this Section 2.20. Without limiting the foregoing, the Company has provided to Purchaser, together with the Company Closing Financial Certificate and the Spreadsheet, reasonable supporting information to evidence the calculations, amounts and other matters set forth in the Company Closing Financial Certificate and the Spreadsheet.

2.21 Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, or in any certificate delivered by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE SELLERS

With respect to each of the following representations, warranties, covenants, agreements, releases and obligations, each Seller (unless otherwise indicated) represents and warrants to, and covenants and agrees with, Purchaser, solely as to itself, as follows:

3.1 Power and Capacity. Such Seller has all requisite power, capacity and authority to enter into this Agreement and consummate the Purchase.

3.2 Enforceability; Non-contravention.

(a) This Agreement has been duly executed and delivered by such Seller. The execution and delivery of this Agreement by such Seller and the consummation of the Purchase have been duly authorized by all necessary corporate action, if any, on the part of such Seller, and no other corporate actions or proceedings on the part of such Seller are necessary to authorize the execution and delivery by such Seller of this Agreement and the consummation of the Purchase. This Agreement constitutes a valid and binding obligation of such Seller (assuming that this Agreement has been duly and validly authorized, executed and delivered by Purchaser), enforceable against such Seller in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by such Seller does not, and the consummation of the Purchase and the performance by such Seller of its agreements and obligations hereunder will not, (i) result in the creation of any Lien on any of the material assets of the Company or such Seller’s Interest, (ii) require notice to, or the consent of any person under, any Contract or Order to which such Seller is a party or by which such Seller is, or any of its assets are, bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Purchase or otherwise prevent or delay such Seller from performing its obligations under this Agreement or (iii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Lien upon such Seller’s Interest.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or the consummation of the Purchase that would reasonably be expected to adversely affect the ability of such Seller to consummate the Purchase.

3.3 Title to Interest. Such Seller is the beneficial and record owner of the Interest set forth opposite such Seller’s name on Schedule 2.2(a) of the Company Disclosure Schedule. As of the Closing, such Seller has examined the Spreadsheet and is entitled only to the payments and issuances set forth therein and pursuant to this Agreement, and such Seller waives any right to receive consideration other than as set forth therein and pursuant to this Agreement. Such Seller has good and valid title to such Interest (as set forth in the Spreadsheet), free and clear of all Liens, options, warrants and purchase rights that would adversely affect the Purchase, this Agreement or the exercise or fulfillment of the rights and obligations of Purchaser, the Company or such Seller under this Agreement. At the Closing, such Seller shall deliver to Purchaser good and valid title to such Seller’s Interest, free and clear of all Liens, options, warrants and purchase rights. Such Seller’s Interest constitutes such Seller’s entire interest in the Equity Interests in the Company and such Seller does not have the right to acquire, directly or indirectly, any other Equity Interest in the Company. Such Seller is not a party to any option, warrant, purchase right or other Contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any Interest (other than this Agreement). No person not a signatory to this Agreement has a beneficial interest in or a right to acquire any of such Seller’s Interest.

3.4 Acknowledgement. Such Seller acknowledges that such Seller has received a copy of the Agreement and familiarized itself with the terms and conditions contained herein, including provisions relating to payment of the Purchase Consideration to be paid to such Seller pursuant to Section 1.1 and the indemnification obligations of such Seller pursuant to Article VII.

3.5 Litigation. There are no Proceedings pending or, to the knowledge of the Company or the Knowledge of NBT Bank, as applicable, threatened against such Seller that seek to restrain or enjoin the consummation of the Purchase. There is no Order against such Seller that seeks to restrain or enjoin the consummation of the Purchase.

3.6 Waiver and Release of Claims.

(a) Each Seller, for itself and on behalf of (A) its successors, assigns, heirs, beneficiaries, estates, executors, administrators or trustees and (B) to the extent permitted under Applicable Law, its current and former officers and directors (collectively, the “Relevant Persons”), hereby irrevocably, unconditionally and forever acquits, releases, waives and discharges Purchaser and the Company, and each of their respective officers, directors, employees, agents, divisions, affiliated corporations, affiliated non-corporation entities, representatives, successors, predecessors and assigns (individually and collectively, the “Released Parties”) from any and all past, present and future debts, losses, costs, bonds, suits, actions, causes of action, Liabilities, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims, or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that any of the Relevant Persons had, presently has or may hereafter have or claim or assert to have against any of the Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing, that in any way arise from or out of, are based upon or relate to (i) such Relevant Person’s or Relevant Persons’, as applicable, ownership or purported ownership of any Interest or (ii) the negotiation or execution of this Agreement or any agreement, instrument, certificate or document delivered and/or executed pursuant to Section 1.2 or the consummation of the Purchase, except for such Relevant Person’s or Relevant Persons’, as applicable, rights under this Agreement, the Escrow Agreement, and such other instruments and agreements as may be executed by and between such Relevant Person and Purchaser or any of its Affiliates in connection with the Purchase (after taking into account such exceptions, the “Seller Claims”). This release is intended to be complete, global and all-encompassing and specifically includes claims that are known, unknown, fixed, contingent or conditional with respect to the matters described herein. With respect to such Seller Claims, each Seller hereby expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to claims that the claimant does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by it must have materially affected his, her or its settlement with the released party.

(b) Each Seller hereby gives any consents or waivers that are reasonably required for the consummation of the Purchase under the terms of any agreement or instrument to which each Seller is a party or subject or in respect of any rights each Seller may have in connection with the Purchase (whether such rights exist under the Company LLC Agreement, any Contract to which the Company is a party or by which it is, or any of its assets are, bound under Applicable Law or otherwise). Without limiting the generality or effect of the foregoing, each Seller hereby waives any and all rights to contest or object to the execution and delivery of this Agreement, the consummation of the Purchase or to seek damages or other legal or equitable relief in connection therewith. Contingent and effective upon the Closing, each Seller hereby waives and agrees to waive any rights of first refusal, preemptive rights, rights to notice, rights of co-sale, registration rights, information rights or any similar rights that such Seller may have (whether under Applicable Law, the Company LLC Agreement or otherwise) or could potentially have or acquire in connection with the Purchase, including (i) any rights of first offer in Section 6.1.4 of the Company LLC Agreement, (ii) rights of first refusal in Section 6.1.6 of the Company LLC Agreement and (iii) the treatment of the Purchase as a Transfer under, and as such term is defined in, the Company LLC Agreement. From and after the Closing, each Sellers’ right to receive consideration on the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement shall constitute each Seller’s sole and exclusive right against Purchaser or the Company in respect of such Seller’s ownership of any Interest or any agreement or instrument with the Company pertaining to any Interest or such Seller’s status as a Member.

(c) Each Seller, on behalf of each Relevant Person, further covenants and agrees that such Relevant Person has not heretofore sold, transferred, hypothecated, conveyed or assigned, and shall not hereafter sue any Released Party upon, any Seller Claim released under this Section 3.6, and that each

Relevant Person shall indemnify and hold harmless the Released Parties against any loss or liability on account of any actions brought by such Releasing Party or such Relevant Person’s assigns or prosecuted on behalf of such Releasing Party and relating to any Seller Claim released under this Section 3.6.

(d) Notwithstanding anything to the contrary in this Section 3.6, the foregoing releases and covenants shall not apply to any claims (i) relating to Purchaser’s failure to pay and/or deliver the Purchase Consideration in accordance with this Agreement and the Escrow Agreement and/or (ii) relating to Purchaser’s failure to perform any of its obligations, undertakings or covenants set forth in this Agreement and the Escrow Agreement.

(e) Notwithstanding anything to the contrary: (i) the foregoing release is conditioned upon the consummation of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person and (ii) should any provision of this release be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any Applicable Law, the legality, validity, and enforceability of the remaining provisions shall not be affected and the illegal, invalid, or unenforceable provision shall be deemed not to be a part of the release pursuant to this Section 3.6.

3.7 Tax Withholding Information. Any and all information provided to Purchaser by or on behalf of such Seller for purposes of enabling Purchaser to determine the amount to be deducted and withheld from the consideration payable to such Seller pursuant to this Agreement under Applicable Law is true, correct and complete.

3.8 PPS Stockholders. PPS hereby represents and warrants that the stockholders of PPS as of the Closing (the “PPS Stockholders”) and their respective ownership of PPS as of the Closing are set forth in Schedule 3.8 of the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NBT

NBT represents and warrants to Purchaser as follows:

4.1 Organization. NBT is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NBT Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The execution, delivery and performance of this Agreement by NBT will not conflict with, and do not violate the terms of the charter or bylaws of, NBT and will not result in a material breach of, or constitute a default under, or require any consent under, any Contract to which NBT Bank is a party or which its assets are bond.

4.2 NBT Bank Agreement. As of the Closing: (a) the NBT Bank Agreement is in full force and effect, (b) NBT Bank and has performed in all material respects all of the obligations required to be performed by it under the NBT Bank Agreement, and (c) there exists no default or event of default or event, occurrence, condition or act, with respect to NBT Bank that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of material default under the NBT Bank Agreement or (ii) give any party thereto (A) the right to a material rebate, chargeback, refund, credit, penalty or change in delivery schedule, (B) the right to accelerate the maturity or performance of any material obligation of NBT or the Company or (C) the right to cancel, terminate or modify the NBT Bank Agreement.

4.4 Underwriting Standards. The Underwriting Standards conform to Applicable Law in all material respects and were approved at NBT Bank’s main office in the State of New York.

4.5 Borrowers. With respect to each Borrower, NBT Bank has monitored applicable sanction lists pursuant to, and otherwise taken reasonable steps consistent with Applicable Law and regulatory guidelines to ensure compliance with, all applicable “know your customer” and anti-money laundering laws and regulations, including the USA Patriot Act of 2001, and determined whether any Borrower is listed as a “blocked person” for purposes of regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury. None of the Borrowers is listed as a “blocked person.”

4.6 Loans. With respect to each Loan:

(a) At the time of each Loan’s origination, NBT Bank was the sole owner of such Loan, had good and marketable title thereto, and has the right to assign, sell and transfer such Loan free and clear of any Lien, pledge, charge, claim, security interest or other encumbrance, and the Company did not retain any rights with respect to any Loan. NBT Bank has made entries on its books and records to clearly indicate the origination of each Loan as of each Loan’s origination date.

(b) The Note and Application Package each Borrower executed in connection with the origination and funding of such Loan are not subject to any asserted, or to the Knowledge of NBT Bank, threatened to be asserted, right of rescission, reformation, set-off, counterclaim or defense, including the defense of usury.

(c) To the Knowledge of NBT Bank, no fraud, intentional misrepresentation, willful misconduct, error, omission, negligence or similar occurrence with respect to such Loan has taken place on the part of NBT Bank or its Affiliates or assigns.

(d) The proceeds of such Loan have been fully disbursed to or for the account of each Borrower in accordance with its terms.

(e) No Borrower has notified NBT Bank of any relief requested by or allowed to the Borrower under the Servicemembers Civil Relief Act or any corollary or similar state laws.

(f) At the time such Loan was originated, to the Knowledge of NBT Bank, the Borrower was not seeking relief under the federal bankruptcy laws.

(g) NBT Bank holds the Note and Application Package for such Loan and will continue to hold the same on and after the related the Closing Date. NBT Bank is in possession of a loan file (including all documents used in the qualification of the Borrower) for such Loan that is complete in all material respects.

(h) Such Loan does not provide for an increase in the interest rate upon the occurrence of a default under the terms of the applicable Note.

(i) To the knowledge of NBT Bank, (i) each Borrower is a natural person and (ii) as of the time of origination and as of the Agreement Date, such Borrower was and is either a United States citizen or a permanent resident alien who has the right legally to live and work permanently in the United States.

(j) There is no Proceeding pending or, to the knowledge of NBT Bank, threatened that is related to such Loan and likely to affect materially and adversely such Loan.

(k) The requirements of Applicable Law applicable to such Loan (including TILA, Regulation Z under TILA, the Fair Credit Reporting Act, the Right to Financial Privacy Act of 1978, and the Equal Credit Opportunity Act and the rules and regulations issued pursuant thereto) have been satisfied in all material respects. The Application Package for such Loan was taken, and all disclosures required by Applicable Law were delivered, in compliance with E-Sign and Uniform Electronic Transactions Act, including properly obtaining each Borrower’s consent to deliver disclosures electronically and execute the Note and Application Package Borrower executes in connection with the origination and funding of such Loan.

(l) NBT Bank or a designated third-party servicer is the servicer of such Loan and the requirements of Applicable Law regarding ongoing maintenance and servicing of such Loan have been satisfied, in all material respects, by NBT Bank or such third-party servicer.

(m) Each Note executed in connection with a Loan is original and genuine, and, to the Knowledge of NBT Bank, has been duly and properly executed by Borrower and is the legal, valid and binding obligation of the applicable Borrower, enforceable in all material respects in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(n) Such Loan conforms in all material respects with the Underwriting Standards, based solely upon the information provided by the Borrower and the applicable credit bureau.

(o) Such Loan was originated in the name of NBT Bank and funded using funds provided by NBT Bank and not with any funds provided by the Company.

(p) Such Loan and its origination complied with all Applicable Law in all material respects as of the specific date of its origination.

(q) NBT Bank has not done anything to prevent or impair any Loan from being valid, binding and enforceable against the Borrower.

(r) NBT Bank has not taken any action to waive, alter, impair, modify or amend in any respect, the terms, covenants or conditions of such Loan.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows:

5.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is not in violation of any of the provisions of its articles or certificate of incorporation or bylaws. Purchaser has the corporate power to own, operate and lease its properties and to conduct its business and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a material adverse effect with respect to Purchaser.

5.2 Authority; Non-contravention.

(a) Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the Purchase. The execution and delivery of this Agreement and the consummation of the Purchase have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Purchaser do not, and the consummation of the Purchase and the performance by Purchaser of its agreements and obligations hereunder will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation or bylaws of Purchaser, in each case as amended to date or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Purchaser’s ability to consummate the Purchase in accordance with this Agreement and Applicable Law or to perform its obligations under this Agreement.

(c) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Purchase that would reasonably be expected to adversely affect the ability of Purchaser to consummate the Purchase in accordance with this Agreement and Applicable Law.

5.3 Purchaser SEC Documents.

(a) Purchaser’s Registration Statement No. 333-177230 on Form S-1, including all amendments and supplements thereto (the “Purchaser Registration Statement”), complies as to form in all material respects with the applicable requirements of the Securities Act.

(b) Purchaser’s filings with the United States Securities and Exchange Commission (“SEC”) on Forms 8-K, 10-Q and 10-K since December 31, 2012 (the “Purchaser Periodic Reports”) complied as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder applicable to such Purchaser Periodic Reports on the date it was filed with the SEC (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof).

(c) None of the Purchaser Registration Statement and the Purchaser Periodic Reports when it was filed with or furnished to the SEC (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.4 Funds. Purchaser has, and will have available to it on the Closing Date, all funds necessary to consummate the Purchase and to perform its obligations hereunder.

5.5 Issuance of Shares. The shares of Purchaser Stock, when issued by Purchaser in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Sellers in the Holder Stock Transfer Agreement and by the PPS Stockholders in the PPS Stockholder Stock Transfer Agreement, will be duly issued, fully paid and non-assessable.

5.6 No Purchaser MAE. No Material Adverse Effect has occurred with respect to Purchaser since December 31, 2013.

5.7 Investment Matters. Purchaser is acquiring the Interest for its own account and not with a view to distribution within the meaning of the Securities Act. Purchaser confirms that the Sellers have made available to Purchaser and its representatives the opportunity to ask questions of the managers and officers of the Company and to acquire such additional information regarding the business and financial condition of the Company as Purchaser has requested and deems necessary or appropriate to make an informed investment decision with respect to the Purchase, and all such information has been received by Purchaser. Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of an investment in the Interest, has the capacity to protect Purchaser’s own interests in connection with the Purchase, and is financially capable of bearing a total loss of the Interest. Nothing in this Section 5.7 shall affect the rights or remedies of Purchaser, including rights to indemnification pursuant to Article VII.

5.8 Purchaser Acknowledgment. Purchaser acknowledges that certain Release Agreement, dated as of the Agreement Date, executed by the Company in favor of the Released Parties (as defined therein); provided that nothing in such Release Agreement shall affect the rights or remedies of Purchaser under this Agreement, including rights to indemnification pursuant to Article VII.

5.9 No Additional Representations. Purchaser acknowledges and agrees that, except for (a) in the case of the Company, the representations and warranties set forth in Article II and the certificates to be delivered pursuant to Section 1.2(b), (b) in the case of PPS, the representations and warranties set forth in Article III and its Stock Transfer Agreement and (c) in the case of NBT, the representations and warranties set forth in Article III and Article IV and its Stock Transfer Agreement, and in each case, any corresponding or applicable disclosures set forth in the Company Disclosure Schedule, none of the Company, PPS and NBT makes, or has made, and Purchaser has not relied on, any representation or warranty, express or implied, relating to the Company, PPS or NBT or any of their businesses or operations or their securities or otherwise in connection with this Agreement or the Purchase; provided that nothing in this Section 5.8 shall affect the rights or remedies of Purchaser in the event of fraud or intentional misrepresentation by or on behalf of the Company, PPS or NBT.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Purchaser and the Company have previously executed a non-disclosure agreement, dated as of October 29, 2013 (as amended from time to time, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement (including the economic terms), and the fact of this Agreement’s existence, in strict confidence. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms of this Agreement to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity to the extent necessary or advisable in compliance with Applicable Law; provided that the other parties hereto are given reasonable prior notice or consent thereto (unless prohibited by Applicable Law). The PPS Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the PPS Agent were a party thereto. With respect to the PPS Agent, as used in the Confidentiality Agreement, the term “Confidential Information” shall also include information relating to the Purchase received by the PPS Agent after the Closing or relating to the period after the Closing.

(b) Neither the Company nor the Sellers shall issue any press release or other public communications relating to the terms of this Agreement or the Purchase without the prior written approval of Purchaser, unless required by Applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Purchase prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of third parties to the extent contemplated by this Agreement. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Purchaser may make such public communications regarding this Agreement or the Purchase as Purchaser may determine is reasonably appropriate.

6.2 Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable in accordance with Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Purchase, including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Purchase. Without limiting the generality of the foregoing, the Company and the Sellers, on the one hand, and Purchaser, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing. For purposes of this Agreement, “reasonable best efforts” of a party hereto means commercially reasonable efforts of such party hereto without the payment or incurrence of any material expense that is not otherwise paid or reimbursed by any other party hereto.

6.3 PPS Distribution.

(a) PPS shall not (i) distribute any portion of the Purchase Consideration to any PPS Stockholder or (ii) liquidate or dissolve, until each of the PPS Stockholders delivers to Purchaser a duly completed and executed PPS Stockholder Stock Transfer Agreement, pursuant to which such PPS Stockholder shall agree, among other things, to assume (on a several and not joint basis in proportion to such PPS Stockholder’s interest in PPS) all of PPS’s indemnification obligations pursuant to the terms of this Agreement (subject to Section 7.3(b), up to the amount of Purchase Consideration actually received by such PPS Stockholder), and to otherwise be bound to the terms of this Agreement (including the indemnification obligations of PPS as set forth in Article VII); provided that all limitations with respect to indemnification by PPS, including those limitation set forth in Section 7.3, shall apply to each PPS Stockholder only as adjusted to reflect such PPS Stockholder’s respective percentage ownership of PPS.

(b) Upon the distribution by PPS of any shares of Purchaser Stock to any PPS Stockholder, PPS shall deliver to Purchaser the certificate representing such shares and Purchaser shall cancel such certificate and deliver to such PPS Stockholder a new certificate evidencing the applicable number of shares of Purchaser Stock.

(c) Following the Closing, prior to any distribution by PPS of any shares of Purchaser Stock to any PPS Stockholder, PPS or such PPS Stockholder shall deliver to Purchaser a certificate, executed by such PPS Stockholder, to the effect that the representations and warranties of such PPS Stockholder in such PPS Stockholder’s Stock Transfer Agreement are true and correct as of immediately prior to such distribution.

6.4 Expenses. Whether or not the Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the Purchase (including Transaction Expenses) shall be paid by the party incurring such expense; provided that (i) at the Closing, Purchaser shall pay or cause to be paid all Transaction Expenses that are incurred but unpaid as of the Closing, (ii) Purchaser shall pay the fees, costs and expenses of the Escrow Agent, (iii) the fees and expenses of the Accounting Firm, if any, shall be allocated as provided in Section 1.4(f) and (iv) the fees and expenses of the prevailing party in a Proceeding or a Dispute Resolution shall be allocated as provided in Section 8.10 or Section 8.13, respectively.

6.5 Certain Employment Matters. Subject to Purchaser’s policies and procedures, including background checks and confirmation of immigration status of each such employee, Purchaser shall determine following the Closing whether to continue the employment of the Company’s employees. Each such employee (other than the Founders) who accepts an offer of employment with Purchaser, executes and delivers the Employment Offer Documents and any other required documents and actually transfers to employment with Purchaser or continues to be employed by the Company following the Closing is hereafter referred to as a “Continuing Employee.” The Continuing Employees who become employed by Purchaser will be employed by Purchaser on an at-will basis (terminable with or without cause and with or without notice) and otherwise on terms of employment determined by Purchaser. Continuing Employees who become employed by Purchaser shall receive standard employee benefits offered by Purchaser to its employees of comparable status. Purchaser will provide credit for each Continuing Employee’s length of service with the Company under each Purchaser benefit plan, except that such prior service credit will not be required (i) to the extent that it results in a duplication of benefits or (ii) with respect to the vesting of awards under Purchaser’s equity or incentive compensation plans, if any. Purchaser shall not be obligated to retain any employee of the Company, or provide any such employee with any particular benefits. This Section 6.5(a) shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (b) be construed to mean the employment of the Continuing Employees is not terminable by Purchaser at will at any time, with or without cause, for any reason or no reason (other than as may be set forth in an employment agreement with the Continuing Employee) or (c) amend any plan subject to ERISA or create any third party rights of causes of action for any person (including any employee representative, union, or labor organization).

6.6 Tax Matters.

(a) Cooperation; Maintenance of Records. Each of Purchaser, the Sellers, the PPS Stockholders the Company and the PPS Agent shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Sellers, the Company and the PPS Agent agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. Purchaser shall make such books and records available to any Seller upon request as reasonably requested in connection with the filing of Tax Returns and any Proceeding with respect to Taxes. Purchaser shall not at any time after the Closing amend any income Tax Return of the Company for a taxable period ending on or prior to the Closing Date without the prior written consent of the Sellers.

(b) Purchase Price Allocation. As soon as practicable after the Closing, Purchaser shall deliver to the PPS Agent a statement (the “Allocation Statement”), which shall allocate the total Purchase Consideration among the assets of the Company in accordance with the allocation requirements of Section 1060 of the Code. If within 15 Business Days after the delivery of the Allocation Statement PPS Agent notifies Purchaser that PPS Agent objects to the allocation set forth in the Allocation

Statement, Purchaser and the PPS Agent shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Purchaser and the PPS Agent are unable to resolve such dispute within such 20-day period, Purchaser and the PPS Agent shall jointly retain a nationally recognized accounting firm to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the accounting firm shall be borne equally by Purchaser and the Sellers. For all Tax purposes, Purchaser and the Sellers agree to report the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement, and will not take any position inconsistent therewith in any Tax Return, in any audit or refund claim, in any litigation or otherwise, unless required to do so by a Tax Authority. Purchaser and the Sellers shall each be responsible for the preparation of their own Section 1060 statements and forms in accordance with applicable Tax laws, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other parties hereto.

(c) Preparation of Company Tax Returns.

(i) The PPS Agent shall be responsible for preparing and filing the Company’s income Tax Returns covering the period January 1, 2013 through December 31, 2013 (the “2013 Income Tax Returns”). Prior to the filing of said 2013 Tax Returns, the PPS Agent shall provide Purchaser with a copy of the 2013 Income Tax Returns, including all supporting documentation, with no less than 60 days to review and provide comments thereto. The PPS Agent shall incorporate any reasonable comments provided by Purchaser prior to filing the applicable 2013 Income Tax Returns. If Purchaser fails to provide comments to the 2013 Income Tax Returns within such 60-day period, then Purchaser shall be deemed to have no comments to the applicable 2013 Tax Income Returns.

(ii) The PPS Agent shall be responsible for preparing and filing the Company’s income Tax Returns for the period from January 1, 2014 through the Closing Date (the “Closing Tax Returns”). Prior to the filing of said Closing Tax Returns, the PPS Agent shall provide Purchaser with a copy of the Closing Tax Returns, including all supporting documentation, with no less than 60 days to review and provide comments thereto. The Company shall incorporate any reasonable comments provided by Purchaser prior to filing the applicable Closing Tax Returns. If Purchaser fails to provide comments to the Closing Tax Returns within such 60-day period, then Purchaser shall be deemed to have no comments to the applicable Closing Tax Returns.

(iii) As provided in Schedule 2.10 (c), the PPS Agent will cause the Company to amend its 2012 Tax Returns covering the period January 1, 2012 through December 31, 2012 (the “2012 Amended Tax Returns”). Prior to the filing of said 2012 Amended Tax Returns, the PPS Agent shall provide Purchaser with a copy of the 2012 Amended Tax Returns, including all supporting documentation, with no less than 60 days to review and provide comments thereto. The Company shall incorporate any reasonable comments provided by Purchaser prior to filing the applicable 2012 Amended Tax Returns. If Purchaser fails to provide comments to the 2012 Amended Tax Returns within such 60-day period, then Purchaser shall be deemed to have no comments to the applicable 2012 Amended Tax Returns.

6.7 Accountant Consent. Each of PPS, NBT and the PPS Agent agrees to use its reasonable best efforts, and to cooperate with Purchaser, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to (1) obtain, when and as necessary or desirable, consents from the Company’s current and former auditors to use the reports of such auditors relating to the Company’s consolidated financial statements in any filing with the SEC on or after the Closing Date and (2) cause the Company’s current and former auditors to deliver, when and as requested by Purchaser, letters containing statements and information of the type customarily included in accountants’ “comfort letters” to any underwriters or initial purchasers of offerings of Purchaser’s securities with respect to the Company’s consolidated financial statements and certain other financial information of the Company to the extent such statements or information are contained in any registration statements or offering memorandums related to such offerings.

ARTICLE VII

INDEMNITY ESCROW FUNDS AND INDEMNIFICATION

7.1 Indemnity Escrow Funds.

(a) The cash deposited by Purchaser with the Escrow Agent pursuant to Section 1.1(a)(i)(A)(II), together with any cash deposited by Purchaser pursuant to Section 1.4(a), any interest accumulated thereon pursuant to Section 1.1(f) and any shares of Dual Escrow Stock deposited pursuant to Section 1.1(a)(ii)(A)(II), with any stock resulting from splits of any shares of Dual Escrow Stock and subject to any reductions thereto pursuant to Section 1.1(c)(iii), Section 1.4(e) or this Article VII, and held by the Escrow Agent from time to time is referred to herein as the “PPS Indemnity Escrow Fund.” The PPS Indemnity Escrow Fund shall be governed by this Agreement and the Escrow Agreement. The PPS Indemnity Escrow Fund shall constitute partial security for the benefit of Purchaser (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of PPS under this Article VII. Subject to Section 7.4, the Escrow Agent shall hold the PPS Indemnity Escrow Fund until 11:59 p.m. Pacific time on the date (the “Indemnity Escrow Release Date”) that is three Business Days after the expiration of the period ending 15 months following the Closing Date (the “Indemnity Escrow Period”). PPS shall have no voting or dividend rights with respect to shares of Purchaser Stock that are Dual Escrow Stock or otherwise in the Goodwill Escrow Fund or the PPS Indemnity Escrow Fund.

(b) The cash deposited by Purchaser with the Escrow Agent pursuant to Section 1.1(a)(i)(B)(II), together with any cash deposited by Purchaser pursuant to Section 1.4(a) and interest accumulated thereon pursuant to Section 1.1(f), and subject to any reductions thereto pursuant to Section 1.4(e) or this Article VII, and held by the Escrow Agent from time to time is referred to herein as the “NBT Indemnity Escrow Fund.” The NBT Indemnity Escrow Fund shall be governed by this Agreement and the Escrow Agreement. The NBT Indemnity Escrow Fund shall constitute partial security for the benefit of Purchaser (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of NBT under this Article VII. Subject to Section 7.4, the Escrow Agent shall hold the NBT Indemnity Escrow Fund until 11:59 p.m. Pacific time on the Indemnity Escrow Release Date.

(c) Subject to Section 7.4, within three Business Days following the Indemnity Escrow Release Date, the Escrow Agent will distribute to (i) PPS all cash and all shares of Dual Escrow Stock then in the PPS Indemnity Escrow Fund and (ii) NBT all cash then in the NBT Indemnity Escrow Fund; provided that if there are any claims for indemnification specified in any Claim Certificate delivered to the PPS Agent or NBT, respectively, prior to the Indemnity Escrow Release Date in accordance with this Article VII that are pending on the Indemnity Escrow Release Date, the portion of the PPS Indemnity Escrow Fund or NBT Indemnity Escrow Fund, as applicable, that is subject to any such claims shall not be released until such claims are finally resolved and satisfied. Any portion of the PPS Indemnity Escrow Fund or NBT Indemnity Escrow Fund held by the Escrow Agent following the Indemnity Escrow Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Purchaser upon the resolution of such claims shall be distributed by the Escrow Agent to the applicable Seller within three Business Days following resolution of such claims.

(d) Notwithstanding anything to the contrary in this Article VII, in the event that any shares of Dual Escrow Stock are otherwise to be distributed to PPS from the PPS Indemnity Escrow Fund pursuant to this Article VII at any time prior to the expiration of the Goodwill Escrow Period, then such shares of Dual Escrow Stock (i) shall not be so distributed to PPS and (ii) shall thereafter cease to be shares of Dual Escrow Stock and be deemed solely shares of Purchaser Stock in the Goodwill Escrow Fund, which shares of Purchaser Stock shall be held and distributed pursuant to Section 1.1(c).

7.2 Indemnification.

(a) PPS. Subject to the limitations set forth in this Article VII, including the express limitations set forth in Section 7.3 and Schedule 7.2(a)(x), from and after the Closing, PPS shall indemnify and hold harmless Purchaser and the Company and their respective officers, directors, agents and employees, members, and Affiliates and each Person, if any, who controls or may control Purchaser within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against Indemnifiable Damages arising out of, resulting from or in connection with:

(i) any failure of any representation or warranty made by the Company herein or in the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule), to be true and correct as of the Closing (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii) any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet and the Company Closing Financial Certificate) delivered to Purchaser pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Purchase;

(iii) any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Company in this Agreement, excluding any such breaches or defaults that are indemnifiable pursuant to clause (i) and/or clause (ii) of this Section 7.2(a);

(iv) any failure of any representation or warranty made (A) by PPS herein or (B) by PPS or any PPS Stockholder that delivered a Stock Transfer Agreement in such Stock Transfer Agreement to be true and correct as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates) or the date of such Stock Transfer Agreement;

(v) any failure of any certification, representation or warranty made by PPS in any certificate delivered to Purchaser pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Purchaser;

(vi) any breach of, or default in connection with, any of the covenants, agreements or obligations made by PPS in this Agreement, excluding any such breaches or defaults that are indemnifiable pursuant to clause (v) of this Section 7.2(a);

(vii) any inaccuracies in the Spreadsheet or the Company Closing Financial Certificate;

(viii) any claim by PPS or any PPS Stockholder regarding any action taken by either the Company prior to the Closing Date or PPS in connection with executing this Agreement or any of the transactions contemplated hereby;

(ix) any claim by any Person that such Person is entitled to any Equity Interest in the Company or any payment in connection with the Purchase;

(x) the matters set forth on Schedule 7.2(a)(x) to the limited extent provided therein;

(xi) any Pre-Closing Taxes to the extent not included in the calculation of Company Net Working Capital or Taxes described in Section 1.5 to the extent not paid by PPS; or

(xii) any fraud or intentional misrepresentation by or on behalf of the Company or PPS.

(b) NBT. Subject to the limitations set forth in this Article VII, from and after the Closing, NBT shall indemnify and hold harmless the Indemnified Persons from and against any and all Indemnifiable Damages arising out of, resulting from or in connection with:

(i) any failure of any representation or warranty made by the Company herein or in the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule), to be true and correct as of the Closing (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii) any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet and the Company Closing Financial Certificate) delivered to Purchaser pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Purchase;

(iii) any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Company in this Agreement, excluding any such breaches or defaults that are indemnifiable pursuant to clause (i) and/or clause (ii) of this Section 7.2(b);

(iv) the matters set forth on Schedule 7.2(a)(x) to the limited extent provided therein;

(v) any failure of any representation or warranty made (A) by NBT herein or (B) by NBT in its Stock Transfer Agreement to be true and correct as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates) or the date of such Stock Transfer Agreement;

(vi) any failure of any certification, representation or warranty made by NBT in any certificate delivered to Purchaser pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Purchaser;

(vii) any breach of, or default in connection with, any of the covenants, agreements or obligations made by NBT herein or in any other agreements contemplated by this Agreement, excluding any such breaches or defaults that are indemnifiable pursuant to clause (v) and/or clause (vi) of this Section 7.2(b);

(viii) any inaccuracies in the Spreadsheet or the Company Closing Financial Certificate;

(ix) any Pre-Closing Taxes to the extent not included in the calculation of Company Net Working Capital or Taxes described in Section 1.5 to the extent not paid by NBT; or

(x) any fraud or intentional misrepresentation by or on behalf of NBT.

(c) The availability of the PPS Indemnity Escrow Fund or the NBT Indemnity Escrow Fund, as applicable, to indemnify the Indemnified Persons shall be determined without regard to any right to indemnification that PPS, NBT or any PPS Stockholder may have in his, her or its capacity as a director, employee or agent of Purchaser or any of its Affiliates (including the Company following the Closing) and none of PPS, NBT and any PPS Stockholder shall be entitled to any indemnification from Purchaser or any of its Affiliates (including the Company following the Closing) for amounts paid for indemnification under this Article VII.

(d) Materiality and knowledge standards or qualifications, qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall only be taken into account in determining whether an inaccuracy of such representation or warranty or a breach of such covenant, agreement or obligation, exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such inaccuracy or breach.

7.3 Limitations.

(a) Notwithstanding anything to the contrary contained herein, except for any claim pursuant to Section 1.4(e), no Indemnified Person may make a claim against the PPS Indemnity Escrow Fund or the NBT Indemnity Escrow Fund, as applicable, in respect of any claim for Indemnifiable Damages unless and until a Claim Certificate (together with any other previously delivered Claim Certificates) describing Indemnifiable Damages (i) in the case of any claim against the PPS Indemnity Escrow Fund, in an aggregate amount greater than $160,000 (the “PPS Threshold Amount”) or (ii) in the case of any claim against the NBT Indemnity Escrow Fund, in an aggregate amount greater than $40,000 (the “NBT Threshold Amount” and together with the PPS Threshold Amount, the “Threshold Amounts”), in each case has been delivered, in which case the Indemnified Person may make claims for indemnification and may receive cash and/or shares of Dual Escrow Stock (the value thereof being based on the Purchaser Stock Price) from the PPS Indemnity Escrow Fund or cash from the NBT Indemnity Escrow Fund, as applicable, for all Indemnifiable Damages (including all amounts below the applicable Threshold Amount). The PPS Threshold Amount and the NBT Threshold Amount shall not apply to claims for Indemnifiable Damages that are not against the PPS Indemnity Escrow Fund or the NBT Indemnity Escrow Fund.

(b) In the case of claims for Indemnifiable Damages against PPS for the matters described in Section 7.2(a), PPS shall have Liability in excess of the PPS Indemnity Escrow Fund for the amount of any Indemnifiable Damages resulting therefrom (or, in the case of the matters described in clauses (i), (ii), (iii), (vii) or (x) of Section 7.2(a), PPS’s Pro Rata Share of such Indemnifiable Damages in excess of the PPS Indemnity Escrow Fund); provided that PPS’s total Liability for matters arising out of, resulting from or in connection with this Agreement shall not exceed $85,000,000, inclusive of any amounts of cash and the value (based on the Purchaser Stock Price) of the shares of Purchaser Stock in the PPS Indemnity Escrow Fund at the time that a claim for Indemnifiable Damages is made pursuant to this Article VII. Notwithstanding the foregoing, the limitations of Liability set forth in this Section 7.3(b) shall not apply to PPS in the case of (x) fraud or intentional misrepresentation by or on behalf of PPS or (y) fraud or intentional misrepresentation by or on behalf of the Company.

(c) In the case of claims for Indemnifiable Damages against NBT for the matters described in Section 7.2(b), NBT shall have Liability for the amount of any Indemnifiable Damages resulting therefrom (or, in the case of the matters described in clauses (i), (ii), (iii), (iv) or (viii) of Section 7.2(b), NBT’s Pro Rata Share of such Indemnifiable Damages); provided that such Liability shall be limited to the amount in the NBT Indemnity Escrow Fund; provided, further, that such limitation of Liability shall not apply to NBT in the case of fraud or intentional misrepresentation by or on behalf of NBT.

(d) So long as there is any cash or any shares of Purchaser Stock in the PPS Indemnity Escrow Fund, any Indemnified Person shall seek to recover amounts in respect of any claim for Indemnifiable Damages from the PPS Indemnity Escrow Fund prior to seeking to recover amounts in respect of such claim for Indemnifiable Damages directly from PPS; provided that recovery against the PPS Indemnity Escrow Fund shall, to the maximum extent possible, be of (I) first, cash, (II) second shares of Purchaser Stock that are not shares of Dual Escrow Stock, if any, and (III) third, shares of Dual Escrow Stock. So long as there is any cash in the NBT Indemnity Escrow Fund, any Indemnified Person shall seek to recover amounts in respect of any claim for Indemnifiable Damages from the NBT Indemnity Escrow Fund prior to seeking to recover amounts in respect of such claim for Indemnifiable Damages directly from NBT.

(e) Notwithstanding anything to the contrary contained herein, (i) no Seller shall have any right of indemnification, contribution or right of advancement from Purchaser or any other Indemnified Person with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against the Company with respect to any indemnification of a Indemnified Person by reason of any of the matters set forth in Section 7.2 and (ii) the rights and remedies of the Indemnified Persons after the Closing shall not be limited by any investigation by or on behalf of, or knowledge of, any Indemnified Person, or any disclosure to any Indemnified Person (including in the Company Disclosure Schedule, subject to the express limitations set forth in Schedule 7.2(a)(x)), in each case at or prior to the Closing regarding any failure, breach or other event or circumstance.

(f) Subject to Section 8.10 and Section 8.13 and the limitations provided in this Article VII, the remedies provided in this Article VII shall constitute the sole and exclusive remedies for breach of any certification, representation, warranty, covenant, agreement or obligation under this Agreement by either of the Sellers, in each case other than with respect to fraud or intentional misrepresentation by or on behalf of the Company, PPS, any PPS Stockholder or NBT. Notwithstanding anything herein to the contrary, (i) Purchaser’s (or any other affected person’s) right to assert any claim against any person, including a PPS Stockholder, (A) for fraud or intentional misrepresentation committed by such person, (B) for fraud or intentional misrepresentation committed on behalf of such person with such person’s knowledge, (C) for aiding and abetting any fraud or intentional misrepresentation or (D) for another person aiding and abetting any fraud or intentional misrepresentation on behalf of such person with such person’s knowledge shall not be limited in any circumstance, and (ii) such person’s liability shall not be limited by this Agreement in connection with any such claim described in clauses (A), (B), (C) and (D).

(g) All Indemnifiable Damages shall be calculated net of the amount of any actual recoveries actually received by an Indemnified Person prior to the end of the applicable Claims Period under any existing insurance policies of the Company (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages incurred, paid, reserved, accrued or otherwise suffered by any Indemnified Person; provided that no Indemnified Person shall have any obligation to seek to obtain or continue to pursue any such recoveries.

7.4 Period for Claims.

(a) The period during which claims may be made (the “Claims Period”) (i) for Indemnifiable Damages arising out of, resulting from or in connection with (A) the matters listed in clauses (i) and (ii) of Section 7.2(a) (other than with respect to any of the representations and warranties (I) of the Company contained in Section 2.2 (Capital Structure), Section 2.3 (Authority; Non-contravention), Section 2.9 (Intellectual Property), Section 2.10 (Taxes), Section 2.11 (Employee Benefits) or Section 2.18 (Environmental, Health and Safety Matters), (II) of the Company contained in any certificate delivered to Purchaser pursuant to this Agreement, other than the Company Closing Financial Certificate, that are within the scope of those covered by the foregoing Sections (the representations and warranties described in clauses (I) and (II), the “Fundamental Representations”) or (III) of PPS in its Stock Transfer Agreement or any PPS Stockholder that delivered a Stock Transfer Agreement in such Stock Transfer Agreement (together with the Fundamental Representations, the “PPS Fundamental Representations”)) or (B) the failure of any representation or warranty of the Company in the Company Closing Financial Certificate shall commence at the Closing and terminate at 11:59 p.m. Pacific time on the last date of the Indemnity Escrow Period and (ii) for Indemnifiable Damages arising out of, resulting from or in connection with all other matters listed in Section 7.2, shall commence at the Closing and terminate at 11:59 p.m. Pacific Time on the date that is (A) in the case of claims for Indemnifiable Damages arising out of, resulting from or in connection with (I) the failure of any of the representations and warranties made by the Company in Section 2.10 (Taxes) to be true and correct as aforesaid or (II) Pre-Closing Taxes, six years following the Closing Date and (B) in all other cases, the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary contained herein, such portion of the PPS Indemnity Escrow Fund at the expiration of the Indemnity Escrow Period as may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to the PPS Agent prior to the expiration of the Indemnity Escrow Period shall remain in the PPS Indemnity Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied; provided that, to the maximum extent possible, such remaining amount shall comprise (I) first, cash, (II) second shares of Purchaser Stock that are not shares of Dual Escrow Stock, if any, and (III) third, shares of Dual Escrow Stock.

(b) The Claims Period during which claims for Indemnifiable Damages may be made (i) against the NBT Indemnity Escrow Fund for Indemnifiable Damages arising out of, resulting from or in connection with (A) the matters listed in clauses (i) and (ii) of Section 7.2(b) (other than with respect to any of the (I) Fundamental Representations or (II) representations and warranties of NBT in its Stock Transfer Agreement (together with the Fundamental Representations, the “NBT Fundamental Representations”)) or (B) the failure of any representation or warranty of the Company in the Company Closing Financial Certificate shall commence at the Closing and terminate at 11:59 p.m. Pacific time on the last date of the Indemnity Escrow Period and (ii) for Indemnifiable Damages arising out of, resulting from or in connection with all other matters, shall commence at the Closing and terminate at 11:59 p.m. Pacific Time on the date that is (A) in the case of claims for Indemnifiable Damages arising out of, resulting from or in connection with (I) the failure of any of the representations and warranties made by the Company in Section 2.10 (Taxes) to be true and correct as aforesaid or (II) Pre-Closing Taxes, six years following the Closing Date and (B) in all other cases, the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary contained herein, such portion of the NBT

Indemnity Escrow Fund at the expiration of the Indemnity Escrow Period as may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to NBT prior to the expiration of the Indemnity Escrow Period shall remain in the NBT Indemnity Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied.

7.5 Claims.

(a) From time to time during the Claims Period, Purchaser may deliver to the PPS Agent or NBT, as applicable, one or more certificates signed by any officer of Purchaser (each, a “Claim Certificate”):

(i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith reasonably believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Purchaser or its subsidiaries, that could give rise to Indemnifiable Damages);

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably believed by Purchaser in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(iii) specifying in reasonable detail (based upon the information then possessed by Purchaser) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

(b) No delay in providing such Claim Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the PPS Agent or NBT, as applicable, is materially prejudiced thereby. Any Claim Certificate may be updated and amended from time to time by Purchaser delivering an updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and only in the event that such Claim Certificate, as so updated or amended, continues to satisfy the requirements of clauses (i) through (iii) of Section 7.5(a); provided that Purchaser shall be obligated to update, on a reasonably prompt basis and in no event longer than six months from the date of submission or the last update, any delivered Claim Certificate to the extent that Purchaser in good faith reasonably believes that the amount of Indemnifiable Damages stated therein shall have ceased to be accurate in all material respects.

7.6 Resolution of Objections to Claims.

(a) If the PPS Agent or NBT, as applicable, does not contest, by written notice to Purchaser, any claim or claims by Purchaser made in any Claim Certificate within the 45-day period following receipt of the Claim Certificate, then the Escrow Agent shall, within three Business Days of Purchaser’s written certification, distribute to Purchaser an amount of cash and/or number of shares of Purchaser Stock (the value thereof being based on the Purchaser Stock Price) from the PPS Indemnity Escrow Fund or an amount of cash from the NBT Indemnity Escrow Fund, as applicable, having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate.

(b) If the PPS Agent or NBT, as applicable, objects in writing to any claim or claims by Purchaser made in any Claim Certificate within the 45-day period set forth in Section 7.6(a), Purchaser and the PPS Agent or NBT, as applicable, shall attempt in good faith for 45 days after Purchaser’s receipt of such written objection to resolve such objection. If Purchaser and the PPS Agent or NBT, as applicable, shall so agree, a joint written instruction setting forth such agreement shall be prepared, signed by Purchaser and the PPS Agent or NBT, as applicable, and delivered to the Escrow Agent. Upon receipt of such instruction, the Escrow Agent shall distribute to Purchaser an amount of cash and/or a number of shares of Purchaser Stock (the value thereof being based on the Purchaser Stock Price) from the PPS Indemnity Escrow Fund or cash from the NBT Indemnity Escrow Fund, as applicable, in accordance with the terms of such joint written instruction.

(c) If no such agreement can be reached during the 45-day period for good faith negotiation set forth in Section 7.6(b), but in any event upon the expiration of such 45-day period, either, on the one hand, Purchaser or, on the other hand, the PPS Agent or NBT, as applicable, may commence Dispute Resolution in accordance with Section 8.13. The decision of the arbitrator in such Dispute Resolution as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the parties hereto and the PPS Stockholders, and Purchaser shall be entitled to instruct the Escrow Agent to distribute to Purchaser an amount of cash and/or number of shares of Purchaser Stock (the value thereof being based on the Purchaser Stock Price) from the PPS Indemnity Escrow Fund or cash from the NBT Indemnity Escrow Fund, as applicable, in accordance therewith.

7.7 PPS Agent.

(a) At the Closing, James P. Donovan shall be constituted and appointed as the PPS Agent. The PPS Agent shall be the agent for and on behalf of PPS and the PPS Stockholders to: (i) execute, as PPS Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Purchase, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of PPS and each PPS Stockholder, to or from Purchaser (on behalf of itself or any other Indemnified Person) relating to this Agreement or the Purchase and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by PPS and each PPS Stockholder individually), (iii) prepare the Allocation Statement, and resolve any disputes related thereto, pursuant to Section 6.6(b), (iv) review, negotiate and agree to and authorize Purchaser to reclaim any amount of cash and/or number of shares of Purchaser Stock from the PPS Indemnity Escrow Fund in satisfaction of claims asserted by Purchaser (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article VII, and object to such claims pursuant to Section 7.6, (v) review, negotiate and agree to and authorize Purchaser to reclaim any amount of cash and/or number of shares of Purchaser Stock from the Goodwill Escrow Fund, or initiate (or elect not to initiate) or resolve a Goodwill Escrow Dispute, (vi) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Purchase by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of PPS or any PPS Stockholder or necessary in the judgment of the PPS Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vii) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of PPS or any PPS Stockholder, (viii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Sellers in accordance with the terms hereof and in the manner provided herein, (ix) designate a Litigation Representative pursuant to Section 7.8 and (x) take all actions necessary or appropriate in the judgment of the PPS Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Purchaser and its Affiliates (including after the Closing, the Company) shall be entitled to rely on the appointment of James P. Donovan as the PPS Agent and treat such PPS Agent as the duly appointed attorney-in-fact of PPS and each PPS Stockholder and has having the duties, power and authority provided for in this Section 7.7. PPS and each PPS Stockholder shall be bound by all actions taken and documents executed by the PPS Agent in connection with this Article VII, and Purchaser and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the PPS Agent. The Person serving as the PPS Agent may be replaced from time to time by the holders of a majority in interest of the aggregate amount of cash and number of shares of Purchaser Stock (the value thereof being based on the Purchaser Stock Price) then held in the PPS Indemnity Escrow Fund upon not less than 30 days’ prior written notice to Purchaser. No bond shall be required of the PPS Agent.

(b) The PPS Agent shall not be liable to PPS or any PPS Stockholder for any act done or omitted hereunder as the PPS Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The PPS Agent shall serve as the PPS Agent without compensation; provided that PPS shall (and the PPS Stockholders shall severally but not jointly) indemnify the PPS Agent and hold him harmless against any loss, Liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the PPS Agent and arising out of, resulting from or in connection with the acceptance or administration of his duties hereunder, including all out-of-pocket costs and expenses and fees of attorneys, accountants or other advisors or experts incurred by the PPS Agent in connection with such duties. If not paid directly to the PPS Agent by PPS or a PPS Stockholder, such losses, Liabilities or expenses may be recovered by the PPS Agent from the portion of the PPS Indemnity Escrow Fund otherwise distributable to PPS (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) after the expiration of the Indemnity Escrow Period pursuant to the terms hereof, at the time of distribution.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the PPS Agent that is within the scope of the PPS Agent’s authority under Section 7.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of PPS or all the PPS Stockholders and shall be final, binding and conclusive upon each such Person; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Person. Purchaser, the Company and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the PPS Agent.

(d) The PPS Agent shall designate one or more Persons reasonably acceptable to Purchaser to serve as successor PPS Agents in the event of his resignation, death, incapacity or bankruptcy, which Person or Persons shall in such event succeed to and become vested with all the rights, powers, privileges and duties of the PPS Agent under this Agreement. Each successor PPS Agent shall designate one or more Persons reasonably acceptable to Purchaser to serve as successor PPS Agents in the event of such successor PPS Agent’s resignation, death, incapacity, bankruptcy or dissolution.

7.8 Third-Party Claims. In the event Purchaser becomes aware of a claim by a non-Affiliate third party (a “Third-Party Claim”) that Purchaser in good faith believes may result in a claim for Indemnifiable Damages by or on behalf of an Indemnified Person, Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle or resolve, any such Third-Party Claim (and the reasonable costs and expenses incurred by Purchaser in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Purchaser shall be entitled to receive indemnification pursuant to a claim made hereunder, and such costs and expenses shall constitute Indemnifiable Damages subject to indemnification under Section 7.2 regardless of whether it is ultimately determined that such Third-Party Claim arose out of, resulted from or was in connection with a matter listed in Section 7.2; provided that (i) such costs and expenses shall be so included with respect to a Third-Party Claim only to the extent that an Indemnified Person would be entitled to recover for such costs and expenses as Indemnifiable Damages arising out of, resulting from or in connection with a matter listed in Section 7.2 assuming that such Third-Party Claim were ultimately determined in favor of the third party making such Third-Party Claim and (ii) if any Third-Party Claim is determined to have asserted both claims that arose out of, resulted from or were in connection with a matter listed in Section 7.2 and claims that did not, such Indemnifiable Damages shall include only the amount of reasonable costs and expenses incurred by Purchaser in connection with defense, settlement or resolution of such Third-Party Claim as may be apportioned to claims that substantially arose out of, resulted from or were in connection with a matter listed in Section 7.2). Purchaser shall promptly provide to one representative designated by the PPS Agent (on behalf of PPS and the PPS Stockholders) and one representative designated by NBT (such Seller’s “Litigation Representative”) copies of all pleadings, notices, demands and communications with respect to such Third-Party Claim. After execution of a joint defense/common interest agreement, each Seller’s Litigation Representative shall have reasonable access to counsel defending such matter to obtain an assessment of the defense of such matter, subject to execution by such Seller’s Litigation Representative of Purchaser’s (and, if required, such third party’s) reasonable non-disclosure agreement to the extent that such materials contain confidential or propriety information; provided that, if the provision of such pleadings, notices, demands and/or communications would affect any privilege relating to any Indemnified Person, such Seller’s Litigation Representative shall enter into a joint defense/common interest agreement with Purchaser solely to the extent necessary to preserve such privilege. Purchaser shall have the right in its sole discretion to determine and conduct the defense of, and to settle or resolve, any Third-Party Claim; provided that each Seller’s Litigation Representative shall be permitted to consult (in a non-binding fashion) with Purchaser on any dispositive motions related to such defense or any such settlement. Any costs and expenses of a Seller’s Litigation Representative shall be borne by such Seller. Unless otherwise consented to in writing in advance by Purchaser in its sole discretion, the PPS Agent or NBT, as applicable, and their Affiliates may not participate in any way not expressly provided in this Section 7.8 in any Third-Party Claim. Except with the consent of the PPS Agent or NBT, as applicable, which consent shall be deemed to have been given unless the PPS Agent or NBT, as applicable, shall have objected within 15 days after a written request for such consent by Purchaser, no settlement or resolution by Purchaser of any such Third-Party Claim shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the PPS Agent or NBT, as applicable, has consented to any such settlement or resolution, neither the PPS Agent nor NBT shall have any power or authority to object under Section 7.6 or any other provision of this Article VII to the amount of any claim by or on behalf of any Indemnified Person against the PPS Indemnity Escrow Fund or the NBT Indemnity Escrow Fund, as applicable, for indemnity with respect to such settlement or resolution.

7.9 Third-Party Claims Regarding NBT. Notwithstanding anything to the contrary contained herein, in the event NBT is a named defendant in any legal or regulatory proceeding, it will retain the right to conduct its own defense independent of Purchaser or any other Indemnified Person. Furthermore, in the event that any Third-Party Claim either (i) includes a demand for, and could reasonably foreseeably result in, Indemnifiable Damages payable by or otherwise attributed to NBT in excess of the amount of the NBT Indemnity Escrow Fund or (ii) includes an allegation that NBT was in violation of law or regulation, NBT and Purchaser shall enter into a mutually agreeable joint defense/common interest agreement (which will address conflicts of interest, separate representation and other relevant matters), and NBT and Purchaser shall jointly defend and cooperate in the defense, settlement and/or resolution of such matters, subject to the terms of such agreement, to the extent reasonably required to protect NBT’s and Purchaser’s respective interests; provided that Purchaser shall be entitled to be indemnified pursuant to, and subject to any limitations set forth in, this Article VII.

7.10 Treatment of Indemnification Payments. Purchaser, the PPS Agent and the Sellers agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article VII as adjustments to the Purchase Consideration for all Tax purposes, to the maximum extent permitted by Applicable Law.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Survival of Representations, Warranties and Covenants. If the Purchase is consummated, the representations and warranties made by the Company herein, in the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule) and in the other certificates contemplated by this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is 15 months following the Closing Date; provided that regardless of any investigation or disclosure made by or on behalf of any of the parties hereto (i) the PPS Fundamental Representations and the NBT Fundamental Representations (other than the representations and warranties made by the Company in Section 2.10 (Taxes)) will remain operative and in full force and effect until the expiration of the applicable statute of limitations (if later than the expiration of 15 months following the Closing Date) and (ii) the representations and warranties made by the Company in Section 2.10 (Taxes) will remain operative and in full force and effect until the date that is six years following the Closing Date, in each case of clauses (i) and (ii) for claims against the Sellers that seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with an inaccuracy in such representations or warranties; provided, further, that no right to indemnification pursuant to Article VII in respect of any claim that is set forth in an Claim Certificate delivered to the PPS Agent prior to the expiration of the Indemnity Escrow Period shall be affected by the expiration of such representations and warranties; provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article VII or otherwise to seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with any fraud or intentional misrepresentation by or on behalf of the Company until the expiration of the applicable statute of limitations. If the Purchase is consummated, the representations and warranties made by Purchaser herein and in the other certificates contemplated by this Agreement shall expire and be of no further force or effect as of the Closing. If the Purchase is consummated, all covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing; provided that no right to indemnification pursuant to Article VII in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation.

8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with automated confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Purchaser, to:

LendingClub Corporation

71 Stevenson St., Suite 300

San Francisco, CA 94105

Attention: Jason Altieri, General Counsel

Telephone No.: (415) 632-5600

Facsimile No.: (415) 632-5608

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Cynthia C. Hess

                 Andrew Luh

Telephone No.: (650) 988-8500

Facsimile No.: (650) 938-5200

(ii) If to the PPS Agent, to:

James P. Donovan, at the address set forth in Schedule 8.2 of the Company Disclosure Schedule with a copy (which shall not constitute notice) to:

Craig and Macauley Professional Corporation

Federal Reserve Plaza

600 Atlantic Avenue

Boston, MA 02210

Attention: William R. Moorman, Jr.

Telephone No.: (617) 367-9500

Facsimile No.: (617) 742-1788

(iii) If to NBT, to:

NBT Capital Corp.

52 South Broad Street

Norwich, New York 13815

Attention: Chief Executive Officer

Telephone No.: (607) 337-2265

Facsimile No.: (607) 336-7538

with a copy (which shall not constitute notice) to:

Goodwin Proctor LLP

Exchange Place

Boston, Massachusetts 02109

Attention: William P. Mayer

Telephone No.: (617) 570-1000

Facsimile No.: (617) 523-1231

Any notice given as specified in this Section 8.2 (i) if delivered personally or sent by facsimile transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same.

8.3 Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Law, such reference is to such Contract, instrument or Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the successors and permitted assigns of that person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) the phrases “provide to” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (viii) the phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of Purchaser or the Company, that such information, document or material was made available for review by the Company or Purchaser, respectively, and its Representatives in the virtual data room established by Purchaser or the Company, respectively, in connection with this Agreement no later than on the Business Day immediately preceding the Agreement Date or actually delivered (whether by physical or electronic delivery) to the Company or Purchaser, respectively, or its Representatives no later than on the Business Day immediately preceding the Agreement Date. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and assigns. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

8.4 Amendment. Subject to Applicable Law, (i) the parties hereto may amend this Agreement by authorized action at any time by execution of an instrument in writing signed on behalf of each of the parties hereto and (ii) Purchaser and the PPS Agent may amend this Agreement at any time after the Closing by execution of an instrument in writing signed on behalf of Purchaser and the PPS Agent.

8.5 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (i) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Subject to Applicable Law, at any time after the Closing, Purchaser and the PPS Agent may (i) extend the time for the performance of any of the obligations of the other owed to such party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (x) prior to the Closing with respect to the Company and/or the Sellers, signed by the Company, (y) after the Closing with respect to the Sellers and/or the PPS Agent, signed by the PPS Agent and (z) with respect to Purchaser, signed by Purchaser. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

8.6 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

8.7 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Schedule, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VII is intended to benefit the Indemnified Persons). Notwithstanding the foregoing, in no event shall this Section 8.7 be read to terminate or limit in any manner any rights conferred upon a PPS Stockholder pursuant to the terms of a Stock Transfer Agreement executed by such PPS Stockholder.

8.8 Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except (i) pursuant to a Stock Transfer Agreement and (ii) that Purchaser may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Purchaser without the prior consent of any other party hereto; provided that, notwithstanding any such assignment, Purchaser shall remain liable for all of its obligations under this Agreement. Notwithstanding anything to the contrary in this Section 8.8, NBT may assign the right to receive the shares of Purchaser Stock issuable to NBT pursuant to Section 1.1(a)(ii)(B) to NBT Financial Services, Inc. at or after the Closing, in which event (i) NBT shall cause such assignee to execute and deliver such documents required to be executed and delivered by NBT pursuant to Section 1.2(b) in connection with the issuance of such shares of Purchaser Stock to NBT and (ii) references herein to NBT with respect to such shares of Purchaser Stock shall be deemed also to be references to such assignee, as applicable; provided that, notwithstanding any such assignment, NBT shall remain liable for all of its obligations under this Agreement. Subject to the two immediately preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.10 Remedies Cumulative; Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. Subject to Section 8.13, if any Proceeding relating to this Agreement or the enforcement of any provision hereof is brought by any party hereto against any other party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled at law or in equity.

8.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PURCHASE OR THE AGREEMENTS OR ACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THOSE OF PURCHASER, THE COMPANY, THE SELLERS OR THE PPS AGENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.12 Governing Law; Submission to Jurisdiction This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction. Subject to Section 8.13, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware) solely in respect of the enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.11 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in New Castle County, Delaware.

8.13 Disputed Matters. Except as otherwise provided in this Agreement, and to the fullest extent permitted by law, any dispute, claim or controversy (in law or in equity) arising out of or relating to this Agreement (including the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Schedule) or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, (collectively, a “Dispute”) shall be resolved as follows (“Dispute Resolution”): (i) any Dispute shall first be submitted to mediation administered by the American Arbitration Association, which shall be concluded within 60 days following receipt of a written demand for mediation by any party hereto, and (ii) if mediation is unsuccessful, such Dispute shall be determined by arbitration (“Arbitration”) in Chicago, Illinois, before a panel of three qualified arbitrators having reasonable experience in transactions of the type provided for in this Agreement to be administered by the American Arbitration Association and employing its commercial arbitration rules then in effect. Any agreement of the applicable parties obtained from any such mediation or any award or decision obtained from any such Arbitration proceeding shall, to the fullest extent permitted by Applicable Law, be final and binding on the parties hereto and the PPS Stockholders, shall be un-appealable and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. To the fullest extent permitted by Applicable Law, no Proceeding based upon any claim arising out of, related to or in connection with this Agreement (including the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Schedule) shall be initiated in any court by any party hereto except a Proceeding (i) to obtain a preliminary injunction or other equitable relief pending the outcome of a mediation or arbitration proceeding commenced pursuant to this Section 8.13, (ii) to compel mediation and/or arbitration or (iii) to enforce an agreement of the applicable parties obtained in a mediation or a decision or award obtained in an Arbitration. In any Arbitration in which the amount of Indemnifiable Damages claimed by an Indemnified Person and set forth in a Claim Certificate is disputed in accordance with Section 7.6 and this Section 8.13, the arbitrator shall determine the amount (whether all, none or a portion of such claimed amount) for which such Indemnified Person shall be indemnified and held harmless pursuant to Section 7.2. In any Arbitration, the arbitrator shall award to the prevailing party, if any, the reasonable costs and attorneys’ fees reasonably incurred by the prevailing party in connection with such Arbitration. If the arbitrator(s) determine a party to be the prevailing party under circumstances where the prevailing party prevailed on some but not all of the claims and counterclaims or did not fully prevail in its position regarding damages, the arbitrator(s) may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with such Arbitration.

8.14 Rules of Construction The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, Purchaser, the Company, the Sellers and the PPS Agent have caused this Interest Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the PPS Agent, personally as PPS Agent), all as of the date first written above.

LENDINGCLUB CORPORATION

By:	/s/ RENAUD LAPLANCHE
Name:	Renaud Laplanche
Title:	Chief Executive Officer

IN WITNESS WHEREOF, Purchaser, the Company, the Sellers and the PPS Agent have caused this Interest Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the PPS Agent, personally as PPS Agent), all as of the date first written above.

SPRINGSTONE FINANCIAL, LLC

By:	/s/ MICHAEL GILROY
Name:	Michael Gilroy
Title:	President

IN WITNESS WHEREOF, Purchaser, the Company, the Sellers and the PPS Agent have caused this Interest Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the PPS Agent, personally as PPS Agent), all as of the date first written above.

THE SELLERS

PREMIER PAYMENT SOLUTIONS, INC.

By:	/s/ JAMES DONOVAN
Name:	James Donovan
Title:	Chief Executive Officer

NBT CAPITAL CORP.

By:	/s/ MARTIN A. DIETRICH
Name:	Martin A. Dietrich
Title:	Chief Executive Officer

IN WITNESS WHEREOF, Purchaser, the Company, the Sellers and the PPS Agent have caused this Interest Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the PPS Agent, personally as PPS Agent), all as of the date first written above.

THE PPS AGENT

/s/ JAMES P. DONOVAN
James P. Donovan

EXHIBIT A

DEFINITIONS

As used herein, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Application Package” has the meaning assigned to such term in the NBT Bank Agreement.

“Banks” means, collectively, ADS and NBT Bank.

“Borrower” has the meaning ascribed to such term in the NBT Bank Agreement.

“Business” means the business of the Company as currently conducted, and as currently proposed to be conducted, by the Company.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California.

“Cause” has the meaning ascribed to such term in Schedule A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Closing Financial Certificate” means a certificate executed by the chief executive officer and chief financial officer, dated as of the Closing Date, certifying the following amounts: (i) any Company Debt (including an itemized list of each Company Debt with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed), (ii) any Long-Term Company Debt (including an itemized list of each Long-Term Company Debt with a description of the nature of such Long-Term Company Debt and the Person to whom such Long-Term Company Debt is owed), (iii) Company Net Working Capital (including (A) the Company’s balance sheet as of the Closing prepared on a consistent basis with the Company Balance Sheet, (B) an itemized list of each element of the Company’s consolidated current assets included in the calculation of Company Net Working Capital and (C) an itemized list of each element of the Company’s consolidated total current liabilities included in the calculation of Company Net Working Capital) and (iv) incurred but unpaid Transaction Expenses.

“Company Damages” means all foreseeable losses, Liabilities, damages, including for lost profits and business interruption, fees, Taxes, interest, penalties, fines, costs and expenses that both (i) arose out of, resulted from or were in connection with the conduct of the Business as of and/or prior to the Closing and (ii) have or represent an adverse effect on the condition (financial or otherwise), assets (including intangible assets), Liabilities, business, prospects, operations or results of operations of the Company (and not of Purchaser, excluding the Company); provided that Company Damages shall not include any such losses, Liabilities, damages, fees, Taxes, interest, penalties, fines, costs and expenses that comprise solely lost value with respect to the Company, including such lost value calculated using any multiple of valuation metrics based upon revenue, operating income, EBITDA, net income or other similar financial performance measures; provided, further, that the limitation set forth in this definition shall not apply in the case of fraud or intentional misrepresentation by or on behalf of the Company, PPS and/or NBT. For the avoidance of doubt, the exclusion of lost value damages shall not limit the recovery of other Indemnifiable Damages to the extent such losses, Liabilities, damages, fees, Taxes, interest, penalties, fines, costs and expenses would otherwise comprise Company Damages.

“Company Debt” means, as of the Closing, all short-term indebtedness of the Company for borrowed money, whether current or funded, including any accrued and unpaid interest, fees, premiums and prepayment or termination penalties, including the current portion of any accrued and unpaid interest, fees, premiums and prepayment or termination penalties on Long-Term Company Debt; provided that Company Debt shall not otherwise include any Long-Term Company Debt or any Liabilities for incurred but unpaid Transaction Expenses.

“Company IP Rights” means (A) any and all Intellectual Property used in the conduct of the Business and (B) any and all other Intellectual Property owned by the Company.

“Company Net Working Capital” means (i) the Company’s total current assets as of the Closing (determined on a basis consistent with U.S. generally accepted accounting principles (GAAP)) less (ii) the Company’s total current liabilities as of the Closing (determined on a basis consistent with U.S. generally accepted accounting principles (GAAP)); provided that (A) the Company’s current assets shall (regardless of whether they would be treated as a current asset in the Company Balance Sheet) (I) include, without duplication, cash and cash equivalents (including highly liquid investments that can be converted into cash, or that have a maturity that ends, in either case, within 90-days following such time) held in the bank or brokerage accounts of the Company and (II) exclude (x) deferred Tax assets, (y) Restricted Cash, and (z) loans issued by the Banks under the Programs and (B) the Company’s current liabilities shall (regardless of whether they would be treated as a current liability in the Company Balance Sheet) (I) include, without duplication, (u) all accrued liabilities for vacation time and sick leave of the Company’s directors, employees and/or consultants, (v) all signing, change-of-control or other bonuses or severance payments payable by the Company to its respective directors, employees and/or consultants, whether payable at or following the Closing and any payroll, withholding or other Taxes arising out of, resulting from or in connection with any of the foregoing (to the extent that the foregoing has not been taken into account in a corresponding reduction in the cash balance included in Company Net Working Capital), (w) accounts payable and other accrued expenses and any guarantees of the Company of any

Liability of any third party, (x) Company Debt and (y) Liabilities for Pre-Closing Taxes (including any payroll, withholding or other Taxes arising out of, resulting from or in connection with any payment required pursuant to this Agreement or the Purchase), whether or not such Liabilities would be then due and payable, and (II) exclude (v) Long-Term Company Debt, (w) amounts owing under any capitalized or synthetic leases, (x) Liabilities for incurred but unpaid Transaction Expenses and (y) accrued bonuses (other than bonuses for signing, change-of-control or other bonuses or severance payments payable in connection with the Purchase); provided, further, that in the event that the Closing occurs other than at the end of a calendar month, current assets and current liabilities that relate to, or arise with respect to, the full month in which the Closing occurs shall be included in Company Net Working Capital in the same proportion as (x) the number of calendar days in such month prior to and including the Closing Date bears to (y) the numbers of calendar days in such month following the Closing Date.

“Company-Owned IP Rights” means Company IP Rights that are owned or are purportedly owned by the Company.

“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company.

“Company Registered Intellectual Property” means, as of the Agreement Date, all United States, international and foreign, (A) patents and pending patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, and (D) registered copyrights and applications for copyright registration, in each case ((A) through (D)) that are currently or have been owned, registered or filed by the Company.

“Company Source Code” means any software source code that is included in Company-Owned IP Rights.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect, including all amendments, supplements, exhibits and schedules thereto.

“Disability” has the meaning ascribed to such term in Schedule A.

“Dual Escrow Stock” means a portion of the Purchaser Stock in the PPS Indemnity Escrow Fund that also constitutes a portion of the Purchaser Stock in the Goodwill Escrow Fund, which at the Closing shall be 411,356 shares of Purchaser Stock and shall be subject to reduction upon a distribution of any portion thereof pursuant to Section 1.1(c) and Article VII.

“Employment Offer Documents” means, collectively, (a) Purchaser’s standard form employment offer letter, personal information form, proprietary information and inventions agreement, code of business conduct and ethics and employee handbook acknowledgement form and (b) documentation of employment eligibility in the United States.

“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“Escrow Agent” means U.S. Bank, National Association, or another institution selected by Purchaser and reasonably satisfactory to the Company, in its capacity as escrow agent.

“Escrow Agreement” means the escrow agreement in substantially the form attached hereto as Exhibit F with such changes as Purchaser and the PPS Agent may agree in writing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing Agreements” means (i) that certain Amended and Restated Investors’ Rights Agreement, dated as of April 16, 2014, by and among Purchaser and the Investors (as identified therein), (ii) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 16, 2014, by and among Purchaser, the Investors (as identified therein) and the Key Holders (as identified therein) and (iii) that certain Amended and Restated Voting Agreement, dated as of April 16, 2014, by and among Purchaser, the Investors (as identified therein), the Key Holders (as identified therein).

“Founder” means each of James P. Donovan, Michael R. Donovan and Michael F. Gilroy.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Good Reason” has the meaning ascribed to such term in Schedule A.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Indemnifiable Damages” means all losses, Liabilities, damages, fees, Taxes, interest, penalties, fines, costs and expenses (which shall include (x) solely with respect to a Third-Party Claim and not otherwise, the reasonable costs of investigation and defense of such Third-Party Claim and (y) the reasonable fees and expenses of counsel, experts and other professionals); provided that any such losses, Liabilities, damages, fees, Taxes, interest, penalties, fines, costs and expenses that are consequential, special, punitive, exemplary, lost profits, lost value or business interruption, or calculated using any multiple of valuation metrics based upon revenue, operating income, EBITDA, net income or other similar financial performance measures, shall only be Indemnifiable Damages to the extent either (i) claimed as components of, paid in connection with the settlement of, or awarded to a third party (excluding Purchaser and any Affiliate) in connection with a Third-Party Claim or (ii) comprising Company Damages; provided, further, that the limitation set forth in this definition shall not apply in the case of fraud or intentional misrepresentation by or on behalf of the Company, PPS and/or NBT.

“Intellectual Property” means any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of the Founders and the officers of the Company; provided that such individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (A) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company that would reasonably be expected to be reviewed by an individual with the duties and responsibilities of such individual or (B) such knowledge could be obtained from reasonable inquiry of the employees of the Company charged with administrative or operational responsibility for the applicable matter.

“Liabilities” means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Lien” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Loans” has the meaning assigned to such term in the NBT Bank Agreement.

“Long-Term Company Debt” means, as of the Closing, all long-term indebtedness of the Company for borrowed money, whether current or funded, including any accrued and unpaid interest, fees, premiums and prepayment or termination penalties.

“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties, or a breach of the covenants, agreements or obligations, made by or of such Person herein, (i) is, or would reasonably be likely to be or become, materially adverse in relation to the near-term or longer-term condition (financial or otherwise), assets (including intangible assets), Liabilities, business, prospects, capitalization, employees, operations or results of operations of such Person and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (B) changes affecting the industry generally in which such Person operates (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors) or (C) changes in GAAP (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors) or (ii) adversely affects, or would reasonably be likely to adversely affect, such Person’s ability to perform or comply with the covenants, agreements or obligations of such Person herein or to consummate the Transactions in accordance with this Agreement and Applicable Law.

“Member” has the meaning set forth in the Company LLC Agreement.

“Non-Competition Agreement” means Purchaser’s form of non-competition/non-solicitation agreement.

“Note” has the meaning assigned to such term in the NBT Bank Agreement.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order of a Governmental Entity.

“Permitted Liens” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods and (vi) non-exclusive object code licenses of software by the Company in the ordinary course of business consistent with past practice on its standard unmodified form of customer agreement (a copy of which has been provided to Purchaser).

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural person or is otherwise considered personally identifiable information or personal data under Applicable Law.

“Pre-Closing Taxes” means any Taxes of the Company for a Taxable period (or portion thereof) ending on or prior to the Closing Date. In the case of any Taxes of the Company that are imposed on a periodic basis and that are payable for a Taxable period that includes (but does not end on) the Closing Date, such Taxes shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that includes (but does not end on) the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.

“Proceeding” means any private or governmental action, inquiry, claim, proceeding, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Programs” means, collectively, “Plan” and “Programs” as those terms are defined in the ADS Agreement and NBT Agreement, respectively.

“Pro Rata Share” means, at any time of determination, (i) to the extent that there is cash in the NBT Indemnity Escrow Fund, (A) with respect to PPS, 80.0%, and (B) with respect to NBT, 20.0%, and (ii) otherwise, (A) with respect to PPS, 100%, and (B) with respect to NBT, 0%.

“Provider” means each of the entities and individuals defined as “Providers” or “Participating Providers” in the ADS Agreement or the NBT Bank Agreement, respectively, or any other entity or individual that has entered into a Contract with the Company to become a provider under one of the Programs.

“Purchaser Stock” means the Series F Preferred Stock of Purchaser and any shares of common stock or other securities of Purchaser into which such Series F Preferred Stock is converted or exchanged.

“Purchaser Stock Price” means $20.3425 per share of Purchaser Stock; provided that if, at any time or from time to time on or after the Agreement Date, Purchaser effects a subdivision (or combination) of (i) the outstanding Purchaser Stock or (ii) the outstanding securities into which Purchaser Stock is convertible (without a corresponding change in the outstanding Purchaser Stock), the Purchaser Stock Price in effect immediately before such subdivision (or combination) shall be proportionately decreased (or increased).

“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, securityholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Restricted Cash” has the meaning ascribed to such term on the Company Balance Sheet.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, escheat, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Third-Party Intellectual Property Rights” means any and all Intellectual Property owned by a third party.

“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures of the Company in connection with this Agreement and the Purchase, whether or not incurred, billed, accrued, paid or payable, including (i) the maximum amount of fees, costs expenses, payments and expenditures of legal counsel and accountants, (ii) any fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earnouts, escrows or other contingencies and (iii) any such fees, costs, expenses, payments and expenditures incurred by Sellers paid for or to be paid for by the Company.

“Treasury Regulations” means the United States Treasury Department’s income tax regulations promulgated under the Code.

“Underwriting Standards” has the meaning ascribed to such term in the NBT Bank Agreement.

Other capitalized terms used herein and not defined in this Exhibit A shall have the meanings assigned to such terms in the following Sections:

“2012 Amended Tax Returns”	6.6(c)(iii)

“2013 Income Tax Returns”	6.6(c)(i)

“401(k) Plan”	1.2(b)(xiii)

“Accounting Firm”	1.4(d)

“Accounting Firm’s Determination”	1.4(f)

“Accounts Receivable”	2.4(e)

“ADP”	2.15(a)(iii)

“ADP Agreement”	2.15(a)(iii)

“ADS”	2.15(a)(ii)

“ADS Agreement”	2.15(a)(ii)

“Agreement Date”	Preamble

“Agreement”	Preamble

“Allocation Statement”	6.6(b)

“Amended and Restated Company LLC Agreement”	1.1(d)

“Applicable Distribution Amount”	1.1(c)(iii)(C)

“Author”	2.9(l)

“Certificate of Formation”	1.2(b)(ii)

“Claim Certificate”	7.5(a)

“Claims Period”	7.4

“Closing Date”	1.1(b)

“Closing”	1.1(b)

“Closing Statement”	1.4(b)

“Closing Tax Returns”	6.6(c)(ii)

“COBRA”	2.11(c)

“Company”	Preamble

“Company Authorizations”	2.7(b)

“Company Balance Sheet Date”	2.4(b)

“Company Balance Sheet”	2.4(b)

“Company Disclosure Schedule”	Article II

“Company LLC Agreement”	Recitals

“Confidentiality Agreement”	6.2(a)

“Contaminants”	2.9(r)

“Continuing Employee”	5.6(a)

“Determination Date”	1.4(d)

“Disputed Amounts”	1.4(c)

“Employee Plans”	2.11(a)

“ERISA”	2.11(a)

“ERISA Affiliate”	2.11(a)

“Escrow Agent”	7.1(a)

“Escrow Agreement”	7.1(a)

“Export Approvals”	2.20

“Financial Statements”	2.4(a)

“Fundamental Representations”	7.4

“Goodwill Escrow Dispute”	1.1(c)(iv)(A)

“Goodwill Escrow Fund”	1.1(c)(ii)(A)

“Goodwill Escrow Period”	1.1(c)(ii)(D)

“Government Contract”	2.15(a)(xxiv)

“Holder Stock Transfer Agreement”	Recitals

“Indemnifiable Damages”	7.2(a)

“Indemnified Persons”	7.2(a)

“Indemnity Escrow Period”	7.1(a)

“Indemnity Escrow Release Date”	7.1(a)

“Interest”	Recitals

“IT Systems”	2.9(r)

“Litigation Representative”	7.8

“Material Contracts”	2.15(a)

“NBT”	Preamble

“NBT Bank”	2.15(a)(i)

“NBT Bank Agreement”	2.15(a)(i)

“NBT Indemnity Escrow Fund”	7.1(b)

“NBT Threshold Amount”	7.3(a)

“non-exempt prohibited transaction”	2.11(c)

“Notice of Objection”	1.4(c)

“Open Source License”	2.9(p)

“Open Source Materials”	2.9(o)

“Pending Goodwill Escrow Distribution Fund”	1.1(c)(iii)(A)

“Post-Closing NWC Adjustment”	1.4(e)

“PPS”	Preamble

“PPS Agent”	Preamble

“PPS Agent’s Determination”	1.4(f)

“PPS Indemnity Escrow Fund”	7.1(a)

“PPS Stockholder”	3.8

“PPS Stockholder Stock Transfer Agreement”	Recitals

“PPS Threshold Amount”	7.3(a)

“Purchase”	Recitals

“Purchaser”	Preamble

“Purchaser 401(k) Plan”	6.5(b)

“Purchaser Periodic Reports”	5.3(b)

“Purchaser Registration Statement”	5.3(a)

“Purchaser’s Determination”	1.3(e)

“Released Parties”	3.6(a)

“Relevant Persons”	3.6(a)

“SEC”	5.3(b)

“Sellers”	Preamble

“Shareholder Claims”	3.6(a)

“Significant Provider”	2.20(b)

“Spreadsheet”	1.2(b)(xix)

“Stock Transfer Agreement”	Recitals

“Third-Party Claim”	7.8

“TILA”	2.9(q)

“Threshold Amount”	7.3(a)

“WARN Act”	2.11(m)